Project G311 Queue 37699-01

AMENDED AND RESTATED

INTERCONNECTION AND OPERATING AGREEMENT

entered into by the

Midwest Independent Transmission System Operator, Inc.

Montana-Dakota Utilities Co.,
a Division of MDU Resources Group, Inc.,

and

Crownbutte Wind Power, Inc.

MISO Project G311 Queue 37699-01

AMENDED AND RESTATED

INTERCONNECTION AND OPERATING AGREEMENT

entered into by the

Midwest Independent Transmission System Operator, Inc.

Montana-Dakota Utilities Co.

and

Crownbutte Wind Power, Inc.

entered into on the 22nd day of December, 2009

INTERCONNECTION AND OPERATING AGREEMENT

THIS AMENDED AND RESTATED INTERCONNECTION AND OPERATING AGREEMENT is made and entered into this 22nd day of December, 2009, by and among **Crownbutte Wind Power, Inc.**, existing under the laws of the State of Nevada, sometimes hereinafter referred to as "Generator," the **Midwest Independent Transmission System Operator, Inc.**, a non-profit, non-stock corporation organized and existing under the laws of the State of Delaware, sometimes hereinafter referred to as the "Midwest ISO," and **Montana-Dakota Utilities Co.**, a Division of MDU Resources Group, Inc. existing under the laws of the State of Delaware,, sometimes hereinafter referred to as "Transmission Owner." Generator, Transmission Owner, or Midwest ISO each may be referred to as a "Party" or collectively as the "Parties."

RECITALS

WHEREAS, Generator intends to own and operate the Facility identified in Appendix B; and,

WHEREAS, the Facility is located adjacent to the Transmission System owned by Transmission Owner and subject to functional control of the Midwest ISO; and,

WHEREAS, Generator has requested, and the Midwest ISO and Transmission Owner have agreed to enter into this Interconnection and Operating Agreement with Generator for the purposes of interconnecting the Facility with the Transmission System;

NOW, THEREFORE, in consideration of and subject to the mutual covenants contained herein, it is agreed:

ARTICLE 1
DEFINITIONS

Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1. Terms used in this Agreement with initial capitalization not defined in this Article 1 shall have the meanings specified in the Midwest ISO OATT:

1.1 "Applicable Laws and Regulations" shall mean all applicable federal, state and local laws, ordinances, rules and regulations, and all duly promulgated orders and other duly authorized actions of any Governmental Authority having jurisdiction over the Parties, their respective facilities and/or the respective services they provide.

1.2 "Applicable Reliability Council" shall mean any of the regional reliability councils of NERC in which the Facility is located.

1.3 "Breach" shall mean the failure of a Party to perform or observe any material term or condition of this Agreement and shall include, but not be limited to, the events described in Section 17.1.

1.4 "Breaching Party" shall mean a Party that is in Breach of this Agreement.

1.5 "Confidential Information" shall mean any confidential, proprietary or trade secret information of a plan, specification, pattern, procedure, design, device, list, concept, policy or compilation relating to the present or planned business of a Party, which is designated as Confidential by the Party supplying the information, whether conveyed orally, electronically, in writing, through inspection, or otherwise, and shall include, without limitation, all information relating to a Party's technology, research and development, business affairs, and pricing, and any information supplied by either of the Parties to the other prior to the execution of this Agreement. Information is Confidential Information only if it is clearly designated or marked in writing as confidential on the face of the document, whether provided electronically or in hard copy, or, if the information is conveyed orally or by inspection, if the Party providing the information orally informs the Party receiving the information that the information is confidential.

1.6 "Default" shall mean the failure of a Party in Breach of this Agreement to cure such Breach in accordance with the provisions of Article 17.

1.7 "Effective Date" shall mean the date on which this Agreement becomes effective in accordance with Section 2.1.

1.8 "Emergency Condition" shall mean a condition or situation (i) that in the judgment of any Party is imminently likely to endanger life or property; or (ii) that in the

judgment of the Midwest ISO or Transmission Owner is imminently likely to cause a material adverse effect on the security of, or damage to the Transmission System or the electrical or transmission systems of others to which the Transmission System is directly or indirectly connected; or (iii) that in the judgment of Generator is imminently likely to cause damage to the Facility. System restoration and black start shall be considered Emergency Conditions. Any condition or situation that results from lack of sufficient generating capacity to meet load requirements or that results solely from economic conditions shall not constitute an Emergency Condition, unless one of the enumerated conditions or situations identified in this definition also exists.

1.9 "Facility" shall mean Generator's electric generating facility identified in the "as built" drawings provided to the Midwest ISO in accordance with Section 9.3 and in Appendix B, but shall not include Generator Interconnection Facilities.

1.10 "FERC" shall mean the Federal Energy Regulatory Commission, or its successor.

1.11 "Force Majeure" shall mean any cause beyond the control of the Party affected, including but not restricted to, acts of God, flood, drought, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, acts of public enemy, explosions, orders, regulations or restrictions imposed by governmental, military, or lawfully established civilian authorities, which, in any of the foregoing cases, by exercise of due diligence such Party could not reasonably have been expected to avoid, and which, by the exercise of due diligence, it has been unable to overcome. No Party shall be relieved of liability for failure of performance to the extent that such failure is due to causes arising out of its own negligence or due to removable or remediable causes which it fails to remove or remedy within a reasonable time. Nothing contained in this Agreement shall be construed to require a Party to settle any strike or labor dispute. Mere economic hardship of a Party does not constitute Force Majeure. A Force Majeure event does not include an act of negligence or intentional wrongdoing.

1.12 "Generator Interconnection Facilities" shall mean all facilities and equipment owned and/or controlled, operated and maintained by Generator on Generator's side of the Point of Interconnection as identified in Appendix B, including any modifications, additions, or upgrades made to such facilities and equipment, that are necessary to physically and electrically interconnect the Facility to the Transmission System.

1.13 "Good Utility Practice" shall have the same meaning as assigned to such term in the Midwest ISO OATT.

1.14 "Governmental Authority" means any federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal,

arbitrating body, or other governmental authority having jurisdiction over either Party.

1.15 "Hazardous Substances" shall mean any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law, or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law. For purposes of this Agreement, the term "Environmental Law" shall mean Federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety.

1.16 "Interconnection Facilities" shall mean the Transmission Owner Interconnection Facilities and the Generator Interconnection Facilities identified in Appendices A and B.

1.17 "Interconnection Guidelines" shall mean the technical guidelines identified in Appendix D.

1.18 "Interconnection Request" shall mean the information and other requirements prescribed by Attachment R-1 of the Midwest ISO OATT.

1.19 "Interconnection Service" shall mean the interconnection component of transmission service under the Midwest ISO OATT and the services provided by the Midwest ISO to interconnect the Facility with the Transmission System pursuant to the terms of this Agreement. Interconnection Service does not include the right to obtain the delivery component of transmission service on the Transmission System, which service shall be obtained in accordance with the provisions of the Midwest ISO OATT.

1.20 "Interconnection System Upgrades" shall mean the minimum necessary upgrades to the Transmission System that would not have been required but for an Interconnection Request, including (i) upgrades necessary to remove overloads and voltage criteria violations, and (ii) upgrades necessary to remedy short-circuit and/or stability problems resulting from the connection of the Facility to the Transmission System. Interconnection System Upgrades shall not include upgrades to the Transmission System that may be required to move power from the Point of Interconnection to load and shall not include Transmission Owner Interconnection Facilities. Interconnection System Upgrades are identified in Appendix A.

1.21 "Metering Equipment" shall mean all metering equipment installed at the metering points designated in Appendix A.

1.22 "Midwest ISO OATT" shall mean the open access transmission tariff of the Midwest ISO, on file with FERC and in effect, as amended or superseded from time to time, under which transmission service is provided on the Transmission System.

1.23 "NERC" shall mean the North American Electric Reliability Council, or its successor agency assuming or charged with similar responsibilities related to the operation and reliability of the North American electric interconnected transmission grid.

1.24 "Non-Breaching Party" shall mean a Party that is not in Breach of this Agreement with regard to a specific event of Breach by another Party.

1.25 "Operation Date" shall mean the day commencing at 00:01 hours on the day following the day during which all necessary Interconnection Facilities, any necessary Interconnection System Upgrades, and the Facility have been completed as required by this Agreement and energized in parallel operation with Transmission System as confirmed in a writing substantially in the form shown in Appendix C.

1.26 "Operating Guidelines" shall mean the operating guidelines identified in Appendix E.

1.27 "Point of Interconnection" shall mean the point or points, shown in Appendix A, where the Generator Interconnection Facilities interconnect with the Transmission Owner Interconnection Facilities.

1.28 "Prior Generator" shall mean any person or persons, other than Generator, who has entered into (i) an Interconnection and Operating Agreement with the Midwest ISO on or after the date on which the Midwest ISO commences to provide transmission service or (ii) a similar agreement with a Transmission Owner prior to the date on which the Midwest ISO commences to provide transmission service.

1.29 "Reasonable Efforts" shall mean, with respect to any action required to be made, attempted, or taken by a Party under this Agreement in the exercise of "Reasonable Efforts," such efforts as are timely and consistent with Good Utility Practices that would be undertaken for the protection of its own interests under the conditions affecting such action, including but not limited to the amount of notice of the need to take such action and the duration and type of such action.

1.30 "Secondary Systems" shall mean control or power circuits that operate below 600 volts, AC or DC, including, but not limited to, any hardware, control or protective devices, cables, conductors, electric raceways, secondary equipment panels, transducers, batteries, chargers, and voltage and current transformers.

1.31 "Subsequent Generator" shall mean any person or persons, other than Generator, that enters into an Interconnection and Operating Agreement with the Midwest ISO on or after the date of this Agreement.

1.32 "Switching and Tagging Rules" shall mean the switching and tagging procedures of Transmission Owners and Generator, as set forth in Appendix E, and as they may be amended from time to time.

1.33 "System Protection Facilities" shall mean the equipment required to protect (i) the Transmission System, other delivery systems and/or other generating systems connected to the Transmission System from faults or other electrical disturbance occurring at the Facility, and (ii) the Facility from faults or other electrical system disturbance occurring on the Transmission System or on other delivery systems and/or other generating systems to which the Transmission System is directly or indirectly connected. System Protection Facilities shall include such protective and regulating devices as are identified in the Interconnection Guidelines or that are required by Applicable Law and Regulations or as are otherwise necessary to protect personnel and equipment and to minimize deleterious effects to the Transmission System arising from the Facility.

1.34 "Transmission Owner" shall have the same meaning as assigned to such term in the Midwest ISO OATT.

1.35 "Transmission Owner Interconnection Facilities" shall mean all facilities and equipment owned and/or controlled, operated and maintained by the Transmission Owner on the Transmission Owner's side of the Point of Interconnection as identified in Appendix A, including any modifications, additions or upgrades made to such facilities and equipment, that are necessary to physically and electrically interconnect the Facility to the Transmission System. Transmission Owner Interconnection Facilities do not include Interconnection System Upgrades, which are separately identified in Appendix A.

1.36 "Transmission System" shall mean the facilities controlled or operated by the Midwest ISO that are used to provide transmission service under Part II and Part III of the Midwest ISO OATT. The Transmission System includes facilities, the operational control of which has been transferred to the Midwest ISO subject to Commission approval under Section 203 of the Federal Power Act.

ARTICLE 2
TERM OF AGREEMENT

2.1 **Effective Date.** Subject to required regulatory authorizations, including, without limitation, acceptance by FERC under Section 205 of the Federal Power Act, this Agreement shall become effective on the date on which this Agreement is made and entered into by the Parties.

2.2 Term.

2.2.1 General. This Agreement shall become effective as provided in Section 2.1 and shall continue in full force and effect until (i) the Parties agree to mutually terminate this Agreement; (ii) the date on which the Facility permanently ceases commercial operations; (iii) earlier termination is permitted or provided for under this Agreement; or (iv) Generator terminates this Agreement after providing the Midwest ISO with written notice at least sixty (60) days prior to the proposed termination date, provided that Generator has no outstanding contractual obligations to the Midwest ISO or Transmission Owner under this Agreement. No termination of this Agreement shall be effective until the Parties have complied with all Applicable Laws and Regulations applicable to such termination.

2.2.2 Termination Upon Default. In the event of a Default by a Party, the Non-Breaching Party or Parties shall have the termination rights described in Articles 17 and 18; provided, however, if an event described in part (c) of Section 17.1 has not occurred, and the Default does not pose a threat to the reliability of the Transmission System, neither the Midwest ISO nor the Transmission Owner may terminate this Agreement if Generator is the Breaching Party and Generator (i) has undertaken, in accordance with Section 17.3, to cure the Breach that lead to the Default and has failed to cure the Breach for reasons other than Generator's failure to diligently commence reasonable and appropriate steps to cure the Breach within the thirty (30) days allowed by Section 17.3, and (ii) compensates the Midwest ISO or the Transmission Owner within thirty (30) days for the amount of damage billed to Generator by the Midwest ISO or the Transmission Owner for any damages incurred by the Midwest ISO or the Transmission Owner as a result of such Default. In the event of an occurrence described in part (c) of Section 17.1, and providing the Default does not pose a threat to the reliability of the Transmission System, the Non-Breaching Party or Parties shall not terminate this Agreement provided that the Breaching Party provided an assurance of payment acceptable to the Non-Breaching Party, and pays any applicable damages.

2.2.3 Material Adverse Change. In the event of a material change in law or regulation that adversely affects, or may reasonably be expected to adversely affect a Party's rights and/or obligations under this Agreement, the Parties shall negotiate in good faith any amendments to this Agreement necessary to adapt the terms of this Agreement to such change in law or regulation, and the Midwest ISO shall file such amendments with FERC. If, within sixty (60) days after the occurrence of any event described in this Section 2.2.3, the Parties are unable to reach agreement as to any necessary amendments, the Parties may proceed under Article 22 to resolve any

disputes related thereto; and, the Midwest ISO and/or Transmission Owner shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 205 or any other applicable provision of the Federal Power Act and FERC's rules and regulations thereunder, and Generator shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 206 or any other applicable provision of the Federal Power Act and FERC's rules and regulations thereunder; provided that a Party shall have the right to protest any such filing by another Party and to participate fully in any proceeding before FERC in which such modifications may be considered. If a Party is unable to fully perform this Agreement due to the occurrence of an event described in this Section 2.2.3 and such inability is not based on economic reasons, such Party shall not be deemed to be in default of its obligations under this Agreement, provided that such Party is seeking dispute resolution under Article 22 or before FERC, to the extent that (i) such Party is unable to perform as a result of such an event and (ii) such Party acts in accordance with its obligations under this Section 2.2.3.

2.3 **Regulatory Filing.** In accordance with Applicable Laws and Regulations, the Midwest ISO shall file this Agreement, and any amendment to this Agreement with FERC as a service Agreement under the Midwest ISO OATT. If Generator has executed this Agreement or any amendment to this Agreement, Generator shall not protest this Agreement or the amendment, shall reasonably cooperate with the Midwest ISO with respect to such filing and shall provide any information, including the rendering of testimony reasonably requested by the Midwest ISO to the extent reasonably needed to comply with applicable regulatory requirements.

2.4 **Survival.** The applicable provisions of this Agreement shall continue in effect after expiration, cancellation, or termination hereof to the extent necessary to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

2.5 **Termination Obligations**. Upon any termination pursuant to this Agreement, Generator shall be responsible for the payment of all costs or other contractual obligations incurred prior to the termination date including any incurred operating expenses, previously incurred capital costs, penalties for early termination, costs of removal and site restoration. Such outstanding contractual obligations may include the payment of costs associated with the construction of the Transmission Owner Interconnection Facilities and/or Interconnection System Upgrades under this Agreement that would have been beneficial to a Subsequent Generator.

ARTICLE 3
INTERCONNECTION SERVICE

3.1 **Service.** Under this Agreement, the Midwest ISO shall provide Generator with Interconnection Service for the Facility for the term of this Agreement.

3.2 **Scope of Service.** The Midwest ISO shall provide Interconnection Service for the Facility at the Point of Interconnection. In the event of an increase in the output of the Facility or other material change or modification to the configuration and/or operation of the Facility, the Parties shall negotiate appropriate revisions to this Agreement, including as necessary the specifications or requirements set forth in the Appendices to this Agreement, necessary to permit the Midwest ISO to provide Interconnection Service to the Facility under this Agreement in a secure and reliable manner.

3.2.1 **Limitations on Scope.** Except as otherwise provided under this Agreement, neither Transmission Owner nor the Midwest ISO shall have any obligation under this Agreement (i) to pay Generator any wheeling or other charges for electric power and/or energy transferred through the Facility and/or the Generator Interconnection Facilities or for power or ancillary services provided by Generator; (ii) to make arrangements or pay under applicable tariffs for transmission and ancillary services associated with the delivery of electricity and ancillary electrical products produced by the Facility; (iii) to procure electricity and ancillary electrical products to satisfy Generator's station service or other requirements; or (iv) to make arrangements under applicable tariffs for transmission, losses, and ancillary services associated with the use of the Transmission System for the delivery of electricity and ancillary electrical products to the Facility.

3.2.2 **No Transmission Service.** Neither the Midwest ISO nor Transmission Owner make any representations to Generator regarding the availability of transmission service on the Transmission System, and Generator agrees that the availability of transmission service on the Transmission System may not be inferred or implied from the Midwest ISO's or Transmission Owner's execution of this Agreement. If Generator wishes to obtain transmission service on the Transmission System, Generator must request such service in accordance with the provisions of the Midwest ISO OATT.

3.3 **Non-Force Majeure Reporting.** A Party shall notify the other Parties when it becomes aware of its inability to comply with the provisions of this Agreement for a reason other than Force Majeure. The Parties agree to cooperate with each other and provide necessary information regarding such inability to comply, including, but not limited to, the date, duration, reason for the inability to comply, and corrective actions taken or planned to be taken with respect to such inability

to comply. In the event of Force Majeure, a Party unable to comply with the provisions of this Agreement shall notify the other Parties in accordance with the provisions of Article 11.

3.4 **Third-Party Actions.** Generator acknowledges and agrees that from time to time during the term of this Agreement other persons may develop, construct and operate, or acquire and operate generating facilities located in the Control Areas of the Midwest ISO, and construction or acquisition and operation of any such facilities, and reservations by any such other persons of transmission service under the Midwest ISO OATT may adversely affect the availability of the delivery component of transmission service for the Facility's electric output. Generator acknowledges and agrees that the Midwest ISO and Transmission Owner have no obligation under this Agreement to disclose to Generator any information with respect to third-party developments or circumstances, including the identity or existence of any such person or other facilities, except as otherwise provided under Article 4 and elsewhere in this Agreement. Generator, Transmission Owner, and the Midwest ISO make no guarantees to each other under this Agreement with respect to transmission service that is available under the Midwest ISO OATT or any other tariff under which transmission service may be available in the region.

3.5 **Ancillary Services.** Until the existence of a suitable ancillary services market approved by FERC for use by the Midwest ISO, Generator is obligated to provide ancillary services, within its manufacturer's design limitations, to the Midwest ISO at rates, terms and conditions established by FERC; provided, however, that the failure to have any such rates shall not be a basis for Generator to refuse to provide such services. The Midwest ISO will select ancillary services from generators in a comparable manner so as to not unduly burden any one generator. This will apply on a case-by-case basis for each ancillary service. During the existence of an ancillary services market approved by FERC for use by the Midwest ISO, Generator specifically reserves unto itself, its successors and assigns, the right and option, but not the obligation, to provide ancillary services into an ancillary services market, whether or not such ancillary services are addressed in this Agreement. Ancillary services required to satisfy OATT requirements, either directly via contract or indirectly to satisfy self-provision requirements, shall be provided by Generator at the direction of the Midwest ISO.

3.6 **Cost Sharing with Subsequent Generators.** Within the twelve (12)-month period after the date of this Agreement, the Midwest ISO shall notify Generator of any Interconnection and Operating Agreement entered into by the Midwest ISO after the date of this Agreement with a Subsequent Generator providing for Interconnection Service that, in the judgment of the Midwest ISO, may benefit from the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades installed and operation and maintenance expenses incurred pursuant to this Agreement. Within twenty-four (24) months after the date of this Agreement, but in no event later than twelve (12) months after termination of this Agreement,

Generator may request the Midwest ISO to conduct a study, at Generator's expense, to determine whether the Subsequent Generator should share costs with Generator for the Transmission Owner Interconnection Facilities and/or Interconnection System Upgrades required to be installed pursuant to this Agreement, including Generator's obligation to reimburse Transmission Owner for actual operation and maintenance costs pursuant to Section 4.10, that are beneficial, or may be beneficial, to provide Interconnection Service to the Subsequent Generator. Cost sharing between Generator and the Subsequent Generator shall not be authorized under this Section 3.6 unless this Agreement and the Interconnection and Operating Agreement of the Subsequent Generator were executed within one (1) year of one another. The Transmission Owner Interconnection Facilities and Interconnection System Upgrades, including Generator's obligation to reimburse Transmission Owner for actual operation and maintenance costs pursuant to Section 4.10, shall be considered beneficial to the provision of Interconnection Service to Generator as required by this Agreement and the Subsequent Generator when the provision of Interconnection Service to the Facility and each of the generating facilities of the Subsequent Generator, independent of the other, would have required the installation of the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades to receive Interconnection Service. If the study finds that the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades installed pursuant to this Agreement, including Generator's obligation to reimburse Transmission Owner for actual operation and maintenance costs pursuant to Section 4.10, are beneficial to the Interconnection Service provided to the Subsequent Generator, Generator shall be responsible for negotiating with the Subsequent Generator to arrive at an agreement between Generator and the Subsequent Generator that, unless otherwise agreed by Generator and the Subsequent Generator, provides for the sharing of costs in proportion to the maximum capability of the Facility and the generating facilities of the Subsequent Generator. The Midwest ISO and Transmission Owner shall not be parties to such agreement and shall not be responsible for the negotiation of such agreement. Nothing in such agreement shall be deemed to relieve Generator of any obligations under this Agreement or Subsequent Generator of any obligation under its Interconnection and Operating Agreement or similar agreement including, but not limited to, payment to the Transmission Owner for the cost of the Transmission Owner Interconnection Facilities and Interconnection System Upgrades and reimbursement to Transmission Owner for actual operation and maintenance costs associated with the Transmission Owner Interconnection Facilities.

3.7 **Cost Sharing with Prior Generators.** Generator acknowledges that a Prior Generator may have the right to request the Midwest ISO to conduct a study, at the Prior Generator's expense, to determine whether Generator should share costs with the Prior Generator for the Transmission Owner Interconnection Facilities and/or Interconnection System Upgrades installed or required to be installed pursuant to the Interconnection and Operating Agreement or similar agreement of the Prior Generator, including Prior Generator's obligation to reimburse Transmission Owners for actual operation and maintenance costs associated with the Transmission

Owners Interconnection Facilities, that are beneficial, or may be beneficial, to provide Interconnection Service to Generator under this Agreement. Cost sharing shall not be required under this Section 3.7 unless this Agreement and the Interconnection and Operating Agreement or similar agreement of the Prior Generator were executed within one (1) year of one another. The Transmission Owner Interconnection Facilities and Interconnection System Upgrades and Prior Generator's operation and maintenance cost reimbursement obligation shall be considered beneficial to the provision of Interconnection Service to Generator and the Prior Generator when the provision of Interconnection Service to the Facility and each of the generating facilities of the Prior Generator, independent of the other, would have required the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades to receive Interconnection Service. If the study finds that the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades installed or required to be installed pursuant to the Interconnection and Operating Agreement or similar agreement of the Prior Generator are beneficial to the Interconnection Service provided to Generator under this Agreement, Generator shall negotiate in good faith with the Prior Generator to arrive at an agreement between Generator and the Prior Generator that, unless otherwise agreed by Generator and the Prior Generator, provides for the sharing of costs in proportion to the maximum capability of the Facility and the generating facilities of the Prior Generator. The Midwest ISO and Transmission Owner shall not be parties to such agreement and shall not be responsible for the negotiation of such agreement. Nothing in such agreement shall be deemed to relieve Generator of any obligations under this Agreement or Prior Generator of any obligations under its Interconnection and Operating Agreement or similar agreement including, but not limited to, payment to the Transmission Owner for the cost of the Transmission Owner Interconnection Facilities and Interconnection System Upgrades and reimbursement to Transmission Owner for actual operation and maintenance costs associated with the Transmission Owner Interconnection Facilities.

ARTICLE 4
OPERATIONS

4.1 **General.** The respective performances of the Midwest ISO, Transmission Owner, and Generator under this Agreement shall comply with the Interconnection Guidelines attached hereto in Appendix D and the requirements, directions, manuals, standards, and guidelines of NERC, the Applicable Reliability Council and the Control Area in which the Facility is electrically located. To the extent that this Agreement does not specifically address or provide the mechanisms necessary to comply with such Interconnection Guidelines and NERC, the Applicable Reliability Council and Control Area requirements, directions, manuals, standards, or guidelines, each Party shall provide to the other Party all such information available or reasonably obtainable as may reasonably be required to comply with such requirements, directions, manuals, standards, or guidelines and shall operate, or cause to be operated, their respective facilities in accordance with such requirements, directions, manuals,

standards, or guidelines. To the extent that the Midwest ISO or the Transmission Owner is assessed any penalties or other costs by NERC, the Applicable Reliability Council or such Control Area and such penalties or other costs are due to Generator's action or inaction, Generator shall reimburse the Midwest ISO and/or Transmission Owner for such penalties or other costs.

4.2 **Coordination Contact.** The Parties shall each identify one representative to serve as a "Coordination Contact" to be the initial point of contact and coordinate the communication between the Parties in implementing this Agreement. Each Party shall notify the other Parties in writing of the personnel that it has appointed as its Coordination Contact.

4.3 **Midwest ISO and Transmission Owner Obligations.** The Midwest ISO and the Transmission Owner shall cause the Transmission System and the Transmission Owner Interconnection Facilities to be operated, maintained and controlled (i) in a safe and reliable manner; (ii) in accordance with Good Utility Practice; (iii) in accordance with the Interconnection Guidelines, applicable operational and/or reliability criteria, protocols, and directives, including those of the Applicable Reliability Council; (iv) in accordance with Applicable Laws and Regulations; and (v) in accordance with the provisions of this Agreement. The Midwest ISO shall have the responsibility to provide functional control and direction of the Transmission System, and the Transmission Owner shall have direct control of the Transmission System. This responsibility and control will require that, from time to time, the Midwest ISO or Transmission Owner will provide operating instructions to Generator consistent with this Agreement, Good Utility Practice, applicable operational and/or reliability criteria, protocols, and directives, including those of the NERC, the Applicable Reliability Council and Applicable Laws and Regulations. Normal operating procedures and protocols to be observed by the Midwest ISO, the Transmission Owner, and the Generator shall be established in advance. Generator shall inform the Midwest ISO and Transmission Owner of any consequential, negative impacts on Generator of the direction provided by the Midwest ISO or Transmission Owner to Generator. The Midwest ISO and Transmission Owner shall factor these impacts into the direction it then provides to Generator. Any direction provided to Generator shall follow Good Utility Practice, applicable operational and/or reliability criteria, protocols, and directives, including those of NERC, the Applicable Reliability Council and Applicable Laws and Regulations, and shall consider the machine limitations of the Facility and will be consistent with this Agreement. To the extent that the direction ultimately provided to Generator by the Midwest ISO or Transmission Owner has a consequential, negative impact or impacts on Generator, the Midwest ISO or Transmission Owner shall compensate Generator in accordance with Generator's FERC tariff then in effect or rates negotiated in advance with the Midwest ISO, as applicable, except that if such direction is required due to non-compliance, Default or Breach by the Generator under this Agreement, no compensation shall be paid by the Midwest ISO or Transmission Owner.

4.4 Generator Obligations. Generator shall operate and control the Facility and the Generator Interconnection Facilities (i) in a safe and reliable manner; (ii) in accordance with Good Utility Practice; (iii) in accordance with the Interconnection Guidelines, applicable operational and/or reliability criteria, protocols, and directives, including those of the Applicable Reliability Council, the Midwest ISO, and Transmission Owner; (iv) in accordance with Applicable Laws and Regulations; and (v) in accordance with the provisions of this Agreement. Nothing in this Agreement should be construed as creating any obligation that Generator operate the Facility and the Generator Interconnection Facilities as part of any Control Area operated by a Transmission Owner or the Midwest ISO. The Generator shall operate the Facility and the Generator Interconnection Facilities in accordance with the requirements of the Control Area of which it is part and in accordance with all directives of its Control Area operator and security coordinator, provided that such requirements and directives are not inconsistent with this Agreement, the Midwest ISO OATT, Good Utility Practice and NERC policies and standards and the directives of the Midwest ISO in accordance therewith.

4.5 Access Rights. Consistent with the provisions of Sections 6.3 and 9.1.7, the Parties shall provide each other with access rights as permissible to the property of the providing party as may be necessary for a Party's performance of their respective operational obligations under this Agreement; provided that, notwithstanding anything stated herein, a Party performing operational work within the boundaries of the other Party's facilities must abide by the rules applicable to that site.

4.6 Switching and Tagging Rules. The Parties shall abide by their respective Switching and Tagging Rules for obtaining clearances for work or for switching operations on equipment. Such Switching and Tagging Rules shall be developed in accordance with OSHA standards codified at 29 CFR Part 1910, or successor standards.

4.7 Reactive Power.

4.7.1 Obligation to Supply Reactive Power. Generator shall supply reactive power to the Transmission System in accordance with Good Utility Practice, applicable operational and/or reliability criteria, protocols, and directives, including those of NERC, the Applicable Reliability Council, Applicable Laws and Regulations and this Agreement. Generator shall respond to requests from the Midwest ISO to increase or decrease generator reactive power output in a manner consistent with Generator's obligation to operate and control the Facility as set forth in Section 4.4. The Midwest ISO shall exercise Reasonable Efforts under current operating circumstances to provide Generator with such schedules or levels at least one (1) day in advance, provided the Midwest ISO shall have the right to make changes to such schedule or levels in a manner consistent with the second sentence

of this Section 4.7.1. The Facility shall generate such reactive power from the Facility's equipment connected to, and operating in parallel with, the Transmission System and within the manufacturer's design limitations of the Facility, provided that a schedule shall be provided to Generator in advance. Such limitation shall be in accordance with Section 4.7.2. If Generator supplies any reactive power or voltage control service to the Transmission System, the Midwest ISO shall arrange for payment to Generator in accordance with Generator's FERC tariff in effect at such time until a Midwest ISO rate becomes effective.

4.7.2 Reactive Power Standards. The Facility power factor design limitation minimum requirement shall be a reactive power capability sufficient to maintain a composite power delivery at continuous rated power output at the Point of Interconnection at a power factor between 0.95 leading and 0.90 lagging. Under normal operating conditions, Generator shall operate the Facility to maintain a voltage schedule at the Point of Interconnection as prescribed by the Midwest ISO and within the manufacturer's power factor design limitations for the Facility. In the event that the voltage schedule at the Point of Interconnection cannot be or is not maintained within this requirement, the Midwest ISO may request Generator to operate the Facility (within the manufacturer's design limitation of the equipment in service that is physically available for operation at the time) to produce increased or decreased, as appropriate, available reactive power output (measured in MVAR) in order to achieve the prescribed voltage schedule, provided that the Midwest ISO has requested other generating facilities and other reactive compensation resources in the affected area to produce increased available reactive power output (measured in MVAR) in order to achieve the prescribed voltage schedule. Generator shall promptly comply with such requests made by the Midwest ISO. In the event that under normal Transmission System operating conditions the Facility is unable to consistently maintain a voltage schedule, a reactive schedule or power factor schedule, whichever is applicable, at the Point of Interconnection as specified in the Interconnection Guidelines, Generator shall take such steps as are appropriate, within Generator's judgment and the manufacturer's design limitations of the Facility, to reconfigure and/or operate the Facility to meet the standards specified by this Section 4.7.2, provided Generator is compensated for such action pursuant to a FERC tariff then in effect. Records of requests made by the Midwest ISO, and records indicating actual responses to these requests, shall be maintained by the Midwest ISO and subject to a third-party independent audit at Generator's request and expense. Any such request for an audit shall be presented to the Midwest ISO by Generator no later than twenty-four (24) months following a request by the Midwest ISO request for reactive power in accordance with this Section 4.7.2. For purposes of this Section 4.7.2, physical availability of equipment or the Facility shall not be based on economic considerations.

4.8 Scheduling. Generator shall submit schedules, either directly or through an agent, to the Midwest ISO in accordance with the Midwest ISO OATT.

4.9 Redispatch for Congestion Management. Generator shall comply with the FERC-authorized congestion management policies and procedures of Midwest ISO.

4.10 Operating Expenses. Generator shall be responsible for all expenses associated with operating the Facility and the Generator Interconnection Facilities. Generator shall reimburse the Transmission Owner for the actual cost of operating and maintaining the Transmission Owner Interconnection Facilities incurred by the Transmission Owner, including, but not limited to, the cost of ordinary and extraordinary replacements of equipment, taxes, insurance and applicable administrative and general overheads. Such "Operating Expenses" shall be the type of expenses that would be classified to the following accounts in the FERC's Uniform System of Accounts, 18 CFR Part 101:

Transmission Expenses - Operation

FERC Accounts	Description
560	Operation supervision and engineering
561	Load dispatching
562	Station expenses
563	Overhead line expenses
564	Underground line expenses
565	Transmission of electricity by others
566	Miscellaneous transmission expenses
567	Rents
567.1	Operation supplies and expenses

Transmission Expenses - Maintenance

FERC Accounts	Description
568	Maintenance supervision and engineering
569	Maintenance of structures
570	Maintenance of station equipment
571	Maintenance of overhead lines
572	Maintenance of underground line expenses
573	Maintenance of miscellaneous transmission plant
574	Maintenance of transmission plant

In addition, an allocation of applicable Administrative and General Expenses FERC Accounts 920 through 935 would apply.

4.11 Protection and System Quality. Generator shall, at its expense, install, maintain, and operate System Protection Facilities as a part of the Facility and the

Generator Interconnection Facilities. Any System Protection Facilities that may be required on the Transmission Owner Interconnection Facilities or the Transmission System in connection with the operation of the Facility shall be installed by the Transmission Owner at Generator's expense.

4.11.1 Requirements for Protection. In compliance with applicable Interconnection Guidelines, and NERC and Applicable Reliability Council requirements, Generator shall provide, install, own, and maintain relays, circuit breakers, and all other devices necessary to promptly remove any fault contribution of the Facility to any short circuit occurring on the Transmission System not otherwise isolated by the Transmission Owner equipment. Such protective equipment shall include, without limitation, a disconnecting device or switch with load interrupting capability to be located between the Facility and the Transmission System at an accessible, protected, and satisfactory site selected upon mutual agreement of the Parties. Generator shall be responsible for protection of the Facility and Generator's other equipment from such conditions as negative sequence currents, over-or under-frequency, sudden load rejection, over-or under-voltage, and generator loss-of-field. Generator shall be solely responsible for provisions to disconnect the Facility and Generator's other equipment when conditions on the Transmission System could adversely affect the Facility.

4.11.2 System Quality. The design and operation of the Facility shall not cause excessive voltage excursions nor cause the voltage to drop below or rise above the range specified in the planning criteria defined in the Interconnection Guidelines and consistent with Generator's obligation to meet the voltage schedule specified by the Midwest ISO. The Facility and Generator Interconnection Facilities shall not cause excessive voltage flicker nor introduce excessive distortion to the sinusoidal voltage or current waves as defined by ANSI Standard C84.1-1989, in accordance with IEEE Standard 519, or any applicable superseding electric industry standard including the Interconnection Guidelines. In the event of a conflict between ANSI Standard C84.1-1989, or any applicable superseding electric industry standard and the Interconnection Guidelines, ANSI Standard C84.1-1989 or the applicable superseding electric industry standard, shall control.

4.11.3 Midwest ISO and Transmission Owner Right to Inspect. The Midwest ISO and Transmission Owner shall have the right, but shall have no obligation or responsibility to (i) observe Generator's tests and/or inspection of any of Generator's System Protection Facilities and other protective equipment; (ii) review the settings of Generator's System Protection Facilities and other protective equipment; and (iii) review Generator's maintenance records relative to the Facility, Generator Interconnection Facilities and/or Generator's System

Protection Facilities and other protective equipment. The foregoing rights may be exercised by the Midwest ISO and/or Transmission Owner from time to time as deemed necessary by the Midwest ISO and/or Transmission Owner upon reasonable notice to Generator. However, the exercise or non-exercise by the Midwest ISO or Transmission Owner of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Facility, the Generator Interconnection Facilities or Generator's System Protection Facilities or other protective equipment or the operation thereof, nor as a warranty as to the fitness, safety, desirability, or reliability of same. Any information obtained by the Midwest ISO or Transmission Owner through the exercise of any of its rights under this Section 4.11.3 shall be deemed to be Confidential Information.

4.11.4 Generator Right to Inspect. Generator shall have the right, but shall have no obligation or responsibility to (i) observe Transmission Owner's tests and/or inspection of any of Transmission Owner Interconnection Facilities and associated protective equipment; (ii) review the settings of such Transmission Owner's protective equipment; and (iii) review Transmission Owner's maintenance records relative to the Transmission Owner Interconnection Facilities and associated protective equipment. The foregoing rights may be exercised by Generator from time to time as deemed necessary by the Generator upon reasonable notice to Transmission Owner. However, the exercise or non-exercise by Generator of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Transmission Owner Interconnection Facilities and associated protective equipment or the operation thereof, nor as a warranty as to the fitness, safety, desirability, or reliability of same.

4.12 Nuclear Regulatory Commission. To the extent required by Applicable Law and Regulations, the Midwest ISO shall abide by all Nuclear Regulatory Commission regulations associated with operating and scheduling transmission facilities associated with nuclear generating units to ensure the safety and reliability of such facilities. These requirements shall be documented in Appendix E.

4.13 Outages, Interruptions, and Disconnection.

4.13.1 Outage Authority and Coordination. Absent the existence or imminence of an Emergency Condition, each Party may, after notifying the other Parties in accordance with Good Utility Practice, and in cooperation with each other, remove from service its facilities that may impact the other Party's facilities as necessary to perform maintenance

or testing or to install or replace equipment. The Party scheduling a removal of a facility from service shall use Reasonable Efforts to schedule such removal on a date mutually acceptable to all Parties, in accordance with Good Utility Practice.

4.13.2 **Outage Planning.** Generator shall submit its planned generating unit maintenance schedules to the Midwest ISO and Transmission Owner for a minimum of a rolling twelve (12)-month period. The planned maintenance schedules shall be updated as necessary.

4.13.2.1 **Voluntary Changes.** If Generator voluntarily accepts a change to the maintenance schedule submitted to the Midwest ISO to support a Midwest ISO request, Generator shall be compensated for any unavoidable costs of rescheduling such maintenance. To the extent practicable, these costs shall be determined by negotiation between the Midwest ISO and Generator prior to implementation of the voluntary change in maintenance schedules and shall not reflect costs recovered in accordance with Section 7.6.1.

4.13.3 **Nuclear Generating Facilities.** The Midwest ISO shall enter into written agreements with operators of nuclear generating facilities which define planned transmission and generating unit maintenance scheduling criteria, limitations and restrictions based on Nuclear Regulatory Commission requirements and necessary to ensure the safety and reliability of the nuclear generating facility operations.

4.13.4 **Outage Restoration.**

4.13.4.1 **Unplanned Outage.** In the event of an unplanned outage of a Party's facility that adversely affects the other Party's facilities, the Party that owns or controls the facility out of service shall use Reasonable Efforts to promptly restore that facility to service.

4.13.4.2 **Planned Outage.** In the event of a planned outage of a Party's facility that adversely affects the other Party's facilities, the Party that owns or controls the facility out of service shall use Reasonable Efforts to promptly restore that facility to service, in accordance with the notice given pursuant to Section 4.13.1.

4.13.5 **Disconnection.**

4.13.5.1 **Disconnection after Agreement Terminates.** Upon termination of this Agreement by its terms, the Transmission

Owner may disconnect the Facility from the Transmission System in accordance with a plan for disconnection upon which the Parties agree.

4.13.5.2 Disconnection after Under-Frequency Load Shed Event. In the event of an under-frequency system disturbance, the Transmission System is designed to automatically activate a load shed program as described in the Interconnection Guidelines. To ensure "ridethrough" capability of the Transmission System, Generator shall implement an under-frequency relay set point for the Facility as described in the Interconnection Guidelines.

4.14 Continuity of Service. Subject to the provisions of this Section 4.14, if required by Good Utility Practice to do so, the Midwest ISO may require Generator to curtail, interrupt or reduce deliveries of electricity if such delivery of electricity adversely affects the Midwest ISO's or Transmission Owner's ability to perform such activities as are necessary to safely and reliably operate the Transmission System or interconnected sub-transmission or distribution system. The following provisions shall apply to any curtailment, interruption or reduction permitted under this Section 4.14:

(a) The curtailment, interruption, or reduction shall continue only for so long as reasonably necessary under Good Utility Practice;

(b) Any such curtailment, interruption, or reduction shall be made on an equitable, non-discriminatory basis with respect to all generators directly connected to the Transmission System;

(c) When the curtailment, interruption, or reduction must be made under circumstances which do not allow for advance notice, the Midwest ISO shall notify Generator by telephone as soon as practicable of the reasons for the curtailment, interruption, or reduction, and, if known, its expected duration. Telephone notification shall be followed by written notification as soon as practicable;

(d) Except during the existence of an Emergency Condition, when the curtailment, interruption, or reduction can be scheduled, the Midwest ISO shall notify Generator in advance regarding the timing of such scheduling and further notify Generator of the expected duration. The Midwest ISO shall use Good Utility Practices to schedule the curtailment or interruption to coincide with the scheduled outages of the Facility, and if not possible, the Midwest ISO shall use Good Utility Practice to schedule the curtailment or interruption during non-peak load periods;

(e) The Parties shall cooperate and coordinate with each other to the extent necessary in order to restore the Facility, Interconnection Facilities, and

the Transmission System to their normal operating state, consistent with system conditions and Good Utility Practice; and

(f) Notwithstanding any other provision of this Agreement, neither the Midwest ISO nor Transmission Owner shall be obligated to accept, and the Midwest ISO or Transmission Owner may require Generator to curtail, interrupt or reduce, deliveries of energy if such delivery of energy impairs the ability of the Transmission Owner to construct, install, repair, replace or remove any of its equipment or any part of its system or if the Midwest ISO or Transmission Owner determine that curtailment, interruption or reduction is necessary because of an Emergency Condition, forced outages, operating conditions on its system, or any reason otherwise required by Applicable Laws and Regulations. Prior to any such curtailment, interruption or reduction, the Midwest ISO or Transmission Owner shall exercise good faith efforts under the circumstances to provide Generator with reasonable notice thereof.

ARTICLE 5
GENERATOR IMBALANCE SERVICE

5.1 **General.** Generator shall comply with the generation imbalance service provisions of the Midwest ISO OATT.

ARTICLE 6
MAINTENANCE

6.1 **Transmission Owner Obligations.** Transmission Owner shall maintain the Transmission Owner Interconnection Facilities and Interconnection System Upgrades to the extent they might reasonably be expected to have an impact on the operation of the Facility and Generator Interconnection Facilities (i) in a safe and reliable manner; (ii) in accordance with Good Utility Practice; (iii) in accordance with the Interconnection Guidelines, applicable operational and/or reliability criteria, protocols, and directives, including those of the Applicable Reliability Council; (iv) in accordance with Applicable Laws and Regulations; and (v) in accordance with the provisions of this Agreement.

6.2 **Generator Obligations.** Generator shall maintain the Facility and the Generator Interconnection Facilities, to the extent they might reasonably be expected to have a material adverse impact on the operation of the Transmission System and other systems and generating facilities directly or indirectly interconnected to the Transmission System (i) in a safe and reliable manner; (ii) in accordance with Good Utility Practice; (iii) in accordance with Interconnection Guidelines, applicable operational and/or reliability criteria, protocols, and directives, including those of the Applicable Reliability Council; (iv) in accordance with Applicable Laws and Regulations; and (v) in accordance with the provisions of this Agreement.

6.3 **Access Rights.** Consistent with the provisions of Sections 4.5 and 9.1.7, the Parties shall provide each other such easements and/or access rights as permissible to the property of the providing party as may be necessary for a Party's performance of their respective maintenance obligations under this Agreement; provided that notwithstanding anything stated herein, a Party performing maintenance work within the boundaries of the other Party's facilities must abide by the rules applicable to that site.

6.4 **Maintenance Expenses.** Generator shall be responsible for all expenses associated with maintaining the Facility and the Generator Interconnection Facilities. The expense incurred by the Transmission Owner in maintaining the Transmission Owner Interconnection Facilities shall be included in the actual cost of operation and maintenance reimbursed to Transmission Owner as set forth in to Section 4.10.

6.5 **Coordination.** The Parties agree to confer regularly to coordinate the planning and scheduling of preventative and corrective maintenance. Each Party shall conduct preventive and corrective maintenance activities as planned and scheduled in accordance with this Section.

6.6 **Inspections and Testing.** Each Party shall perform routine inspection and testing of its facilities and equipment in accordance with Good Utility Practice as may be necessary to ensure the continued interconnection of the Facility with the Transmission System in a safe and reliable manner.

6.7 **Right to Observe Testing.** Each Party shall, at its own expense, have the right to observe the testing of any of the other Party's Interconnection Facilities whose performance may reasonably be expected to affect the reliability of the observing Party's facilities and equipment. Each Party shall notify the other Party in advance of its performance of tests of its Interconnection Facilities, and the other Party may have a representative attend and be present during such testing.

6.8 **Cooperation.** Each Party agrees to cooperate with the other in the inspection, maintenance, and testing of those Secondary Systems directly affecting the operation of a Party's facilities and equipment which may reasonably be expected to impact the other Party. Each Party shall provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers, or potential transformers.

6.9 **Observation of Deficiencies.** If a Party observes any deficiencies or defects on, or becomes aware of a lack of scheduled maintenance and testing with respect to, the other Party's facilities and equipment that might reasonably be expected to adversely affect the observing Party's facilities and equipment, the observing Party shall provide notice to the other Party that is prompt under the circumstance,

and the other Party shall make any corrections required in accordance with Good Utility Practice. Any Party's review, inspection, and approval related to the other Party's facilities and equipment shall be limited to the purpose of assessing the safety, reliability, protection and control of the Transmission System and shall not be construed as confirming or endorsing the design of such facilities and equipment, or as a warranty of any type, including safety, durability or reliability thereof. Notwithstanding the foregoing, the inspecting Party shall have no liability whatsoever for failure to give a deficiency notice to the other Party and the Party owning the Interconnection Facilities shall remain fully liable for its failure to determine and correct deficiencies and defects in its facilities and equipment.

ARTICLE 7
EMERGENCIES

7.1 Obligations. Each Party agrees to comply with the Emergency Condition procedures of NERC, the Applicable Reliability Council, the Midwest ISO, Transmission Owner, and of Generator.

7.2 Notice. The Midwest ISO shall provide Generator with prompt notification of an Emergency Condition regarding the Transmission Owner Interconnection Facilities and/or the Transmission System that may reasonably be expected to affect Generator's operation of the Facility, to the extent the Midwest ISO is aware of the Emergency Condition. Generator shall provide the Midwest ISO with prompt notification of an Emergency Condition regarding the Facility and/or the Generator Interconnection Facilities which may reasonably be expected to affect the Transmission System or the Transmission Owner Interconnection Facilities, to the extent Generator is aware of the Emergency Condition. To the extent the Party becoming aware of an Emergency Condition is aware of the facts of the Emergency Condition, such notification shall describe the Emergency Condition, the extent of the damage or deficiency, the expected effect on the operation of Generator's or the Transmission Owner's facilities and operations, its anticipated duration, and the corrective action taken and/or to be taken, and shall be followed as soon as practicable with written notice.

7.3 Immediate Action. In the event of an Emergency Condition, the Party becoming aware of the Emergency Condition may, in accordance with Good Utility Practice and using its reasonable judgment, take such action as is reasonable and necessary to prevent, avoid, or mitigate injury and danger to, or loss of, life or property. In the event Generator has identified an Emergency Condition involving the Transmission System, Generator shall obtain the consent of the Transmission Owner personnel prior to performing any manual switching operations at the Facility unless, in Generator's reasonable judgment, immediate action is required.

7.4 Midwest ISO and Transmission Owner Authority. The Midwest ISO or Transmission Owner may, consistent with Good Utility Practice, take whatever

actions or inactions with regard to the Transmission System it deems necessary during an Emergency Condition in order to (i) preserve public health and safety; (ii) preserve the reliability of the Transmission System and interconnected sub-transmission and distribution system; (iii) limit or prevent damage; and (iv) expedite restoration of service. The Midwest ISO and Transmission Owner shall use Reasonable Efforts to minimize the effect of such actions or inactions on the Facility. An Emergency Condition may be declared on a day ahead basis by the Midwest ISO to ensure a secure and reliable Transmission System under expected normal operating and first contingency conditions. Notwithstanding any other provision of this Agreement, the Facility may be called upon by the Midwest ISO or Transmission Owner during a potential or an actual Emergency Condition to mitigate such Emergency Condition by, but not limited to, requesting Generator to start-up, shut-down, and increase or decrease the real or reactive power output of the Facility consistent with the provisions of Sections 7.6 and 7.6.1. As requested by the Midwest ISO or Transmission Owner, Generator shall assist the Midwest ISO or Transmission Owner with any black start or restoration efforts of the Transmission System resulting from an Emergency Condition with compensation to be paid in accordance with Section 7.6.1, provided that such assistance does not require the installation of any equipment.

7.5 **Generator Authority.** Generator may, consistent with Good Utility Practice, take whatever actions or inactions with regard to the Facility it deems necessary during an Emergency Condition in order to (i) preserve public health and safety; (ii) preserve the reliability of the Facility; (iii) limit or prevent damage; and (iv) expedite restoration of service. Generator shall use Reasonable Efforts to minimize the effect of such actions or inaction on the Transmission System. The Midwest ISO and Transmission Owner shall use Reasonable Efforts to assist Generator in such actions.

7.6 **Changes in Real Power and Reactive Power Production.** During an Emergency Condition as declared by the Midwest ISO on the Transmission System or on an adjacent transmission system, the Midwest ISO, in order to maintain Transmission System security consistent with the provisions of this Article 7, shall have the authority to direct Generator to increase or decrease real power production (measured in MW) and/or reactive power production (measured in MVAR), within the manufacturer's design and operational limitations of the Facility's equipment in service in accordance with Good Utility Practice, provided that the Facility is physically available for operation at the time. In the event of such a declaration of an Emergency Condition, determinations (i) that Transmission System security is in jeopardy, and (ii) that there is a need to increase or decrease reactive power production, even if real power production is adversely affected, shall be made solely by the Midwest ISO or its designated representative in accordance with Good Utility Practice on a non-discriminatory basis. Generator shall honor all of the Midwest ISO's orders and directives concerning Facility real power and/or reactive power output within the manufacturer's design limitations of the Facility's equipment in service and physically available for operation at the time, such that the security of

the Transmission System is maintained. If the Midwest ISO determines that the operation of the Facility in accordance with its directive is not necessary to alleviate the Emergency Condition, Generator shall be permitted to resume prior operating levels if consistent with Good Utility Practice. The Midwest ISO shall restore Transmission System conditions to normal as quickly as possible to alleviate any such Emergency Condition. The Midwest ISO shall take all reasonable steps to equitably allocate among all generating units and other reactive compensation resources the responsibility to provide reactive power support to the Transmission System. The Midwest ISO's efforts to allocate such responsibility among all generators and other reactive compensation resources capable of such support shall be subject to the audit provisions of Section 7.9. Additionally, to the extent practical, the Midwest ISO has the right to request unit commitment and decommitment, and alteration of unit outage schedules. For purposes of this Section 7.6, physical availability of equipment or the Facility shall not be based on economic considerations.

7.6.1 Generator Compensation for Emergency Condition. Generator shall be compensated for its provision of real and reactive power, and any unavoidable costs related to changes in maintenance and outage schedules directed by Midwest ISO or Transmission Owner for Emergency Condition purposes and other Emergency Condition services needed to support the Transmission System during an Emergency Condition in accordance with Generator's FERC rate schedule then in effect and specifically applicable to an Emergency Condition under this Agreement, provided, however, that the failure to have any such rates shall not be a basis for Generator to refuse or deny such control to the Midwest ISO or designated representative.

7.7 Interruption for Emergency Condition. If at any time, in the Midwest ISO's reasonable judgment exercised in accordance with Good Utility Practice, the continued operation of the Facility would cause an Emergency Condition, the Midwest ISO may curtail, interrupt, or reduce energy delivered from the Facility to the Transmission System subject to Section 4.14 until the condition which would cause the Emergency Condition is corrected and, where practicable, allow suitable time for Generator to remove or remedy such condition before any such curtailment, interruption, or reduction commences.

7.8 Disconnection in Event of Emergency Condition. Subject to the provisions of Section 7.7, the Midwest ISO, Transmission Owner, or Generator shall have the right to disconnect the Facility without notice if, in the Midwest ISO's, Transmission Owner's or Generator's judgment, an Emergency Condition exists and immediate disconnection is necessary to protect persons or property from damage or interference caused by Generator's interconnection or lack of proper or properly operating System Protection Facilities. All Parties to this Agreement shall be notified of such disconnection. For purposes of this Section 7.8, System Protection Facilities may be deemed by the Midwest ISO to be not properly operating if the

Midwest ISO's review under Article 6 discloses irregular or otherwise insufficient maintenance on the System Protection Facilities or that maintenance records do not exist or are otherwise insufficient to demonstrate that adequate maintenance has been and is being performed. If such maintenance records do not exist or are otherwise insufficient to demonstrate that adequate maintenance has been and is being performed, Generator shall have a reasonable opportunity to demonstrate to the Midwest ISO that the System Protection Facilities are operating properly through alternative documentation or by physical demonstration, provided that such alternative documentation or physical demonstration shall be subject to acceptance by the Midwest ISO in the exercise of its reasonable judgment.

7.9 **Audit Rights.** Each Party shall keep and maintain record of actions taken during an Emergency Condition that may reasonably be expected to impact the other Party's facilities and make such records available for audit in accordance with Section 21.2.

7.10 **Limited Liability**. No Party shall be liable to any other for any action it takes in responding to an Emergency Condition so long as such action is made in good faith and consistent with Good Utility Practice.

ARTICLE 8
SAFETY

8.1 **General.** All work performed by either Party that may reasonably be expected to affect the other Party shall be performed in accordance with Good Utility Practice and all Applicable Laws and Regulations pertaining to the safety of persons or property. A Party performing work within the boundaries of the other Party's facilities must abide by the safety rules applicable to the site.

8.2 **Environmental Releases.** Each Party shall notify the other Party, first orally and then in writing, of the release of any Hazardous Substances, any asbestos or lead abatement activities, or any type of remediation activities, related to the Facility, the Interconnection Facilities, each of which may reasonably be expected to affect the other Parties. The notifying Party shall (i) provide the notice as soon as possible; (ii) make a good faith effort to provide the notice within twenty-four (24) hours after the Party becomes aware of the occurrence; and (iii) promptly furnish to the other Parties copies of any publicly available reports filed with any governmental agencies addressing such events.

ARTICLE 9
CONSTRUCTION AND MODIFICATION OF INTERCONNECTION FACILITIES AND INTERCONNECTION SYSTEM UPGRADES

9.1 Construction.

9.1.1 Generator Obligations. Generator shall, at its expense, design, procure, construct, and install the Facility and the Generator Interconnection Facilities in accordance with the Interconnection Evaluation Study, the Interconnection Facilities Study and Good Utility Practice. The Generator Interconnection Facilities shall satisfy all requirements of applicable safety and/or engineering codes, including the Transmission Owner's, and further, shall satisfy Applicable Laws and Regulations.

9.1.2 Generator Specifications. Generator shall submit all final specifications for Generator Interconnection Facilities, including System Protection Facilities, to the Midwest ISO and Transmission Owner for review at least ninety (90) days prior to interconnecting Generator Interconnection Facilities with the Transmission System in order to insure that such interconnection is consistent with operational control, reliability and/or safety standards or requirements of the Midwest ISO and Transmission Owner. The Midwest ISO and Transmission Owner shall review and comment on such specifications within thirty (30) days.

9.1.3 Midwest ISO and Transmission Owner Review. The Midwest ISO's and Transmission Owner's review of Generator's specifications shall be construed neither as confirming nor as endorsing the design, nor as any warranty as to fitness, safety, durability or reliability of the Generator Interconnection Facilities. Neither Transmission Owner nor the Midwest ISO shall, by reason of such review or failure to review, be responsible for strength, details of design, adequacy or capacity of Generator Interconnection Facilities, nor shall the Midwest ISO's or Transmission Owner's acceptance be deemed to be an endorsement of all or any part of the Generator Interconnection Facilities. Generator shall make changes to the Generator Interconnection Facilities as may be required by the Midwest ISO or Transmission Owner in accordance with Good Utility Practice. The cost of such changes shall be borne in accordance with Section 9.5.3.

9.1.4 Transmission Owner Obligations. The Transmission Owner shall design, procure, construct and install, and Generator shall pay, consistent with Section 9.2, the cost of, all Transmission Owner Interconnection Facilities and Interconnection System Upgrades identified in Appendix A. All Transmission Owner Interconnection Facilities and Interconnection System Upgrades designed, procured, constructed,

installed and maintained by the Transmission Owner pursuant to this Agreement shall satisfy all requirements of applicable safety and/or engineering codes, including those of the Transmission Owner, and comply with Good Utility Practice, and further, shall satisfy all Applicable Laws and Regulations.

9.1.5 Suspension of Work.

9.1.5.1 Right to Suspend. Generator reserves the right, upon written notice to the Midwest ISO, to suspend, at any time, all work by the Transmission Owner associated with the construction and installation of the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades. In such event, Generator shall be responsible for the costs which the Transmission Owner incurs (i) in accordance with this Agreement prior to the suspension, and (ii) in suspending such work, including any costs incurred in order to perform such work as may be necessary to ensure the safety of persons and property and the integrity of the Transmission System and, if applicable, any costs incurred in connection with the cancellation of contracts and orders for material which the Transmission Owner cannot reasonably avoid; provided, however, that, prior to canceling any such contracts or orders, the Transmission Owner shall obtain Generator's authorization. The Transmission Owner shall invoice Generator pursuant to Article 13 and use Reasonable Efforts to minimize its costs.

9.1.5.2 Recommencing of Work. If Generator requests the Transmission Owner to recommence such work, the Transmission Owner shall have no obligation to afford such work the priority it would have had but for the prior actions of Generator to suspend the work. In such event, Generator shall be responsible for any costs incurred in recommencing the work. Once work has been recommenced, if Generator attempts to suspend the work a second time, this Agreement shall terminate.

9.1.5.3 Termination. In the event Generator suspends the performance of work by the Transmission Owner pursuant to this Section 9.1.5 and has not requested resumption of such work required hereunder by written request to the Midwest ISO on or before the three hundred and sixty-fifth (365th) day after such requested suspension, this Agreement shall be deemed terminated.

9.1.5.4 Right to Suspend Due to Default. Transmission Owner reserves the right, upon written notice to Generator, to suspend, at any time, work by the Transmission Owner and the incurrence of additional expenses associated with the construction and installation of the Transmission Owner Interconnection Facilities and/or the Interconnection System Upgrades upon the occurrence of either a Breach that Generator is unable to cure pursuant to Article 17 or an Event of Default pursuant to Article 17. Any form of suspension by Transmission Owner shall not be barred by Section 2.2.2, nor shall it affect Transmission Owner's right to terminate the work or this Agreement pursuant to Article 18. In such events, Generator shall be responsible for costs which the Transmission Owner incurs as set forth in Section 9.1.5.1.

9.1.6 Construction Status. The Transmission Owner shall inform Generator on a regular basis, and at such other times as Generator reasonably requests, of the status of the construction and installation of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades, including, but not limited to, the following information: (i) progress to date; (ii) a description of scheduled activities for the next period; (iii) the delivery status of all equipment ordered; and (iv) the identification of any event which the Transmission Owner reasonably expects may delay construction of, or may increase the cost by ten percent (10%) or more of, the Transmission Owner Interconnection Facilities and/or Interconnection System Upgrades.

9.1.7 Land Rights. Upon reasonable notice and supervision by a Party, a Party ("Granting Party") shall furnish at no cost to the other Party ("Access Party") any necessary access for ingress and egress across lands owned or controlled by the Granting Party and/or its affiliates for the construction, operation and maintenance of necessary lines, substations, and other equipment to accomplish and operate interconnection of the Facility with the Transmission System under this Agreement and shall, at all reasonable times, give the Access Party, or its agents, free access for ingress and egress to such lines, substations, and equipment, for the purpose of implementing the provisions of this Agreement, and subject to the following provisions of this Section 9.1.7 and Subsections 9.1.7.1 and 9.1.7.2; provided, however, that, in exercising such access rights, the Access Party shall not unreasonably disrupt or interfere with normal operation of the Granting Party's business, shall act in a manner consistent with Good Utility Practice, and adhere to the safety rules and procedures established by the Granting Party. An accessible, protected and satisfactory site selected upon mutual agreement by the Parties and located on Generator's premises shall be provided by and at Generator's expense for installation of

metering devices, unless the Transmission Owner elects to install meters on poles or other locations controlled by it. Generator grants to the Transmission Owner at all reasonable times and with reasonable supervision, the right of free ingress and egress to Generator's premises for the purpose of installing, testing, reading, inspecting, repairing, operating, altering or removing any of the Transmission Owner's property located on Generator's premises.

9.1.7.1 **Other Property Owners.** If any part of the Transmission Owner Interconnection Facilities are to be installed on property owned by someone other than Generator, Generator shall procure from the owners thereof any necessary rights of use, licenses, rights of way and easements, in a form reasonably satisfactory to the Transmission Owner, for the construction, operation, maintenance and replacement of the Transmission Owner Interconnection Facilities upon such property. In the event Generator is unable to secure them (i) by condemnation proceedings or (ii) by other means, the Midwest ISO, indirectly through the Transmission Owner, or Transmission Owner directly, may make Reasonable Efforts to secure them to the extent permitted by Applicable Laws and Regulations, and provided that Generator shall reimburse the Midwest ISO or Transmission Owner, for all reasonable and documented costs incurred by the Midwest ISO or Transmission Owner in securing such rights.

9.1.7.2 **Safety.** In connection with the Access Party's exercise of rights under Section 9.1.7, while on the Granting Party's premises, the Access Party's personnel and agents shall comply with all applicable safety rules or regulations of the Granting Party that are communicated by the Granting Party to the Access Party. Further, the Access Party shall indemnify and hold harmless the Granting Party in accordance with the provisions of Article 16 from and against any claims or damages resulting from such access.

9.1.8 Timely Completion.

9.1.8.1 **Generator Obligations.** Generator shall use Reasonable Efforts to design, procure, construct, install, and test the Generator Interconnection Facilities in accordance with the schedule set forth in Appendix A which schedule may be revised from time to time by mutual agreement of the Parties. As specified in Appendix A, the Transmission Owner, at its discretion, may permit Generator to design, procure and/or install all or a portion of the Transmission Owner Interconnection Facilities.

9.1.8.2 Midwest ISO and Transmission Owner Obligations. The Transmission Owner shall use Reasonable Efforts to design, procure, construct, install, and test the Transmission Owner Interconnection Facilities and Interconnection System Upgrades in accordance with the schedule set forth in Appendix A, which schedule may be revised from time to time by mutual agreement of the Parties. If any event occurs that will affect the time for completion of the Transmission Owner Interconnection Facilities or the Interconnection System Upgrades, or the ability to complete any of them, the Midwest ISO shall promptly notify Generator. In such circumstances, the Midwest ISO shall, within fifteen (15) days after notifying Generator of such an event and corresponding delay, convene a technical meeting with Generator and Transmission Owner to evaluate the alternatives available to Generator. The Midwest ISO shall also make available to Generator all studies and work papers related to the event and corresponding delay, including all information that is in the possession of the Midwest ISO or Transmission Owner that is reasonably needed by Generator to evaluate alternatives. The Transmission Owner shall, at Generator's request and expense, use Reasonable Efforts to accelerate its work under this Agreement in order to meet the schedule set forth in Appendix A, provided that Generator authorizes such actions and the costs associated therewith in advance.

9.1.9 Limited Operation. If any of the Interconnection System Upgrades are not reasonably expected to be completed prior to the commercial operation date of the Facility, Generator may, at its option, have operating studies performed at its expense to determine the maximum allowable output of the Facility and, subject to Applicable Laws and Regulations and applicable Midwest ISO, Transmission Owner, and NERC criteria and requirements, Generator shall be permitted to operate the Facility, provided such limited operation of the Facility does not adversely affect the safety and reliability of the Transmission System.

9.1.10 Outage Costs. If an outage of any part of the Transmission System is necessary to complete the process of constructing and installing the Interconnection Facilities or Interconnection System Upgrades, Generator shall be responsible for any costs or penalties associated with any redispatch or market-related costs arising from such an outage. The estimated cost, including penalties of such redispatch or market-related costs arising from such outage is set forth in Appendix A.

9.1.11 **Pre-Commercial Testing.** Prior to the interconnection and operation of the Facility in parallel with the Transmission System, the Interconnection Facilities and Interconnection System Upgrades shall be tested to ensure their safe and reliable operation in accordance with Good Utility Practice, any applicable Midwest ISO, Transmission Owner, NERC and Applicable Reliability Council criteria and requirements and any Applicable Laws and Regulations ("Pre-Commercial Testing"). Similar testing may be required after initial operation as required by the above-mentioned organizations. The cost of all such testing shall be borne by Generator. In generating test energy, Generator shall be responsible for complying with all Midwest ISO OATT provisions as well as any applicable generator imbalance provisions.

9.1.12 **Modifications after Pre-Commercial Testing.** Based upon the Pre-Commercial Testing, Generator shall be responsible for making any modifications necessary to ensure the safe and reliable operation of the Facility and Generator Interconnection Facilities in accordance with Good Utility Practice, all applicable Midwest ISO, Transmission Owner, NERC and Applicable Reliability Council criteria and requirements, and all Applicable Laws and Regulations, and the Transmission Owner is responsible for making any modifications necessary to ensure the safe and reliable operation of the Transmission Owner Interconnection Facilities and Interconnection System Upgrades in accordance with Good Utility Practice and all applicable Midwest ISO, Transmission Owner, NERC and Applicable Reliability Council criteria and requirements, and all Applicable Laws and Regulations. The costs of all such modifications are to be borne by Generator.

9.2 Interconnection Costs and Credits.

9.2.1 **Costs.** In addition to Operating Expenses under Section 4.10 and other expenses covered by this Agreement, Generator shall pay to the Transmission Owner costs (including taxes and financing costs) associated with seeking and obtaining all necessary approvals and of designing, engineering, constructing, and testing the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades ("Construction Expenditures"), as identified in Appendix A, in accordance with any cost recovery method that the Transmission Owner files and the FERC accepts as applicable under the Midwest ISO OATT.

9.2.2 **Credits.** Credits to Generator (or a third-party designated by Generator), if any, for amounts previously paid by Generator under Section 9.2.1, will be provided in accordance with any cost recovery method that the Transmission Owner files and the FERC accepts as applicable under the Midwest ISO OATT.

9.3 Drawings. Subject to the requirements of Article 20, upon completion of any construction or modification to the Facility and/or the Generator Interconnection Facilities that may reasonably be expected to affect the Transmission System, but not later than ninety (90) days thereafter, Generator shall issue "as built" drawings to the Midwest ISO and Transmission Owner, unless the Parties reasonably agree that such drawings are not necessary.

9.4 Taxes.

9.4.1 Indemnification for Contributions in Aid of Construction. The Parties intend that all payments made by Generator to Transmission Owner for the installation of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades shall be non-taxable contributions to capital in accordance with the Internal Revenue Code and any applicable state tax laws and shall not be taxable as contributions in aid of construction under the Internal Revenue Code and any applicable state tax laws. With regard only to such contributions, Transmission Owner shall not include a gross-up for income taxes in the amounts it charges Generator for the installation of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades. Notwithstanding the foregoing provisions of this Section 9.3.1, to the extent that the receipt of such payments by the Transmission Owner is determined by any Governmental Authority to constitute income by a Transmission Owner subject to taxation, Generator shall protect, indemnify and hold harmless Transmission Owner and its affiliated and associated companies, from all claims by any such Governmental Authority for any tax, interest and/or penalties associated with such determination. Upon receiving written notification of such determination from the Governmental Authority, Transmission Owner shall provide Generator with written notification within thirty (30) days of such determination and notification. Transmission Owner, upon the timely written request by Generator and at Generator's expense, shall appeal, protest, seek abatement of, or otherwise oppose such determination. Transmission Owner reserves the right to make all decisions with regard to the prosecution of such appeal, protest, abatement or other contest, including the compromise or settlement of the claim; provided that Transmission Owner shall cooperate and consult in good faith with Generator regarding the conduct of such contest. Generator shall advance to Transmission Owner on a periodic basis as requested by Transmission Owner the estimated cost of prosecuting such appeal, protest, abatement or other contest. Generator shall not be required to pay Transmission Owner for the tax, interest and/or penalties prior to the seventh (7th) day before the date on which Transmission Owner (i) is required to pay the tax, interest and/or penalties or other amount in lieu thereof pursuant to a compromise or settlement of the

appeal, protest, abatement or other contest; (ii) is required to pay the tax, interest and/or penalties as the result of a final, non-appealable order by a Governmental Authority; or (iii) is required to pay the tax, interest and/or penalties as a prerequisite to an appeal, protest, abatement or other contest. In the event such appeal, protest, abatement or other contest results in a determination that Transmission Owner is not liable for any portion of any tax, interest and/or penalties for which Generator has already made payment to Transmission Owner, Transmission Owner shall promptly refund to Generator any payment attributable to the amount determined to be non-taxable, plus any interest or other payments Transmission Owner receives or which Transmission Owner may be entitled with respect to such payment. In accordance with Article 13, Generator shall provide Transmission Owner with credit assurances sufficient to meet Generator's estimated liability for reimbursement of Transmission Owner for taxes, interest and/or penalties under this Section 9.4.1. Such estimated liability shall be stated in Appendix A.

9.4.2 Private Letter Ruling. The Transmission Owner shall, at Generator's request and expense, file with the Internal Revenue Service a request for a Private Letter Ruling as to whether any of the sums paid, or to be paid, by Generator to Transmission Owner under the terms of this Agreement are subject to federal income taxation. Transmission Owner and Generator shall cooperate in good faith with respect to such request for a Private Letter Ruling and all costs associated with obtaining a Private Letter Ruling under this Agreement shall be the responsibility of Generator. If the Private Letter Ruling issued to Transmission Owner concludes that such sums are not subject to federal income taxation, Generator's obligations under Article 13 shall be reduced accordingly.

9.4.3 Other Taxes. The Midwest ISO and Generator shall cooperate in good faith to appeal, protest, seek abatement of, or otherwise contest any tax (other than federal income tax) asserted or assessed against the Midwest ISO for which Generator may be required to reimburse the Midwest ISO under the terms of this Agreement.

9.5 Modifications.

9.5.1 General. Either Party may undertake modifications to its facilities. In the event a Party plans to undertake a modification that reasonably may be expected to impact the other Party's facilities, that Party, in accordance with Good Utility Practice, shall provide the other Party with sufficient information regarding such modification, so that the other Party may evaluate the potential impact of such modification prior to commencement of the work, including information regarding when such additions, modifications or replacements are expected to be made; how

long such additions, modifications or replacements are expected to take; whether such additions, modifications or replacements are expected to interrupt the flow of electricity from the Facility; and any other information that will enable the other Party to evaluate the impact of the proposed additions, modifications, or replacements on its facilities and/or operations prior to the commencement of work. The Party desiring to perform such work shall provide the relevant drawings, plans, and specifications to the other Party at least ninety (90) days in advance of the beginning of the work or such shorter period upon which the Parties may agree, which agreement shall not unreasonably be withheld or delayed.

9.5.2 Standards. Any additions, modifications, or replacements made to a Party's facilities shall be constructed and operated in accordance with this Agreement, Good Utility Practice, Applicable Laws and Regulations, NERC and Applicable Reliability Council guidelines, and Midwest ISO and Transmission Owner guidelines.

9.5.3 Modification Costs. Unless required by Applicable Laws and Regulations or this Agreement, Generator shall not be responsible for the costs of any additions, modifications, or replacements made to the Transmission Owner Interconnection Facilities or the Transmission System by the Transmission Owner in its discretion or in order to facilitate the interconnection of a third-party to the Transmission Owner Interconnection Facilities or the Transmission System, or the provision of the delivery component transmission service under the Midwest ISO OATT for such third-party. Generator shall, however, be responsible for the costs of (i) any additions, modifications, or replacements made to the Transmission Owner Interconnection Facilities or the Transmission System as a result of any additions, modifications, or replacements made by Generator to the Facility or (ii) additions, modifications, or replacements reasonably necessary to maintain or update the Generator Interconnection Facilities for reliability and safety purposes to the extent required by Good Utility Practice or to comply with changes in Applicable Laws and Regulations.

ARTICLE 10
METERING

10.1 General. Unless otherwise agreed by the Parties, the Transmission Owner shall provide, install, operate, maintain, own and/or control suitable Metering Equipment at the Point of Interconnection prior to any operation of the Facility. Power flows to and from the Facility shall be measured at or, at the Transmission Owner 's option, compensated to the Point of Interconnection. Metering quantities, in analog and/or digital form, shall be provided to Generator upon request. All costs associated with the administration of Metering Equipment and the provision of metering data to Generator shall be born by Generator. The costs

of administration and of providing metering data shall be separately itemized on the Transmission Owner 's invoice to Generator. All reasonable costs associated with either the initial installation of metering or any changes to Metering Equipment, shall be borne by Generator. Generator shall be responsible for making all appropriate arrangements for station service requirements, including the delivery component of transmission service, if applicable. If Generator supplies its station service, the station service loads shall be netted against Generator's output.

10.2 Standards. Revenue quality Metering Equipment shall be installed, calibrated, and tested in accordance with applicable ANSI standards. To the extent this Article 10 conflicts with the manuals, standards or guidelines of the Applicable Reliability Council regarding interchange metering and transactions, the manuals, standards and guidelines of such Applicable Reliability Council shall control.

10.3 Testing of Metering Equipment. The Transmission Owner shall, at Generator's expense, inspect and test all Transmission Owner-owned Metering Equipment upon installation and at least once every two (2) years thereafter. If requested to do so by Generator, the Transmission Owner shall inspect or test Metering Equipment more frequently than every two (2) years, at the expense of Generator. The Transmission Owner shall give reasonable notice of the time when any inspection or test shall take place, and Generator may have representatives present at the test or inspection. If Metering Equipment is found to be inaccurate or defective, it shall be adjusted, repaired or replaced at Generator's expense, in order to provide accurate metering. If Metering Equipment fails to register, or if the measurement made by Metering Equipment during a test varies by more than one percent (1%) from the measurement made by the standard meter used in the test, adjustment shall be made correcting all measurements made by the inaccurate meter for (i) the actual period during which inaccurate measurements were made, if the period can be determined, or if not, (ii) the period immediately preceding the test of the Metering Equipment equal to one-half the time from the date of the last previous test of the Metering Equipment; provided that the period covered by the correction shall not exceed six months.

10.4 Metering Data. If the Parties have not made other arrangements, if hourly and/or daily energy readings are available and if such data are requested by the Midwest ISO, Generator shall report same to the Midwest ISO's representatives as indicated in Appendix E, by telephone or electronically or as the Parties otherwise agree, on a schedule to be agreed upon. At Generator's expense, Generator's metered data shall be telemetered to a location designated by the Midwest ISO and one or more locations designated by Generator.

10.5 Communications.

10.5.1 Generator Obligations. At Generator's expense, Generator shall maintain satisfactory operating communications with the Midwest ISO's system

dispatcher or representative, as designated by the Midwest ISO or the Transmission Owner, as applicable. Generator shall provide standard voice line, dedicated voice line and facsimile communications at its Facility control room through use of the public telephone system. Generator shall also provide the dedicated data circuit(s) necessary to provide necessary generator data to the Midwest ISO as set forth in Appendix E. The data circuit(s) shall extend from the Facility to a location(s) specified by the Midwest ISO or its designate. Any required maintenance of such communications equipment shall be performed at Generator's expense, and may be performed by Generator or by the Transmission Owner. Operational communications shall be activated and maintained under, but not be limited to, the following events: (i) system paralleling or separation; (ii) scheduled and unscheduled shutdowns; (iii) equipment clearances; and (iv) hourly and daily load data.

10.5.2 Remote Terminal Unit. Prior to any operation of the Facility, a Remote Terminal Unit ("RTU") or equivalent data collection and transfer equipment acceptable to all Parties shall be installed by Generator, or by the Transmission Owner at Generator's expense, to gather accumulated and instantaneous data to be telemetered to a location(s) designated by the Transmission Owner through use of a dedicated point-to-point data circuit(s) as indicated in Section 10.5.1. The communication protocol for this data circuit(s) shall be specified by the Transmission Owner. Instantaneous bi-directional analog real power and reactive power flow information must be telemetered directly to the location(s) specified by the Midwest ISO.

ARTICLE 11
FORCE MAJEURE

11.1 Notice. The Party unable to carry out an obligation imposed on it by this Agreement due to Force Majeure shall notify the other Party in writing or by telephone within a reasonable time after the occurrence of the cause relied on.

11.2 Duration of Force Majeure. Except as set forth in Section 11.3, no Party will be considered in Default as to any obligation under this Agreement if prevented from fulfilling the obligation due to an event of Force Majeure. A Party shall not be responsible for any non-performance or be considered in Breach or Default under this Agreement due to Force Majeure whether occurring on the Transmission System, the Facility, the Interconnection Facilities or any connecting electric generating, transmission or distribution system affecting the Party's operations. A Party shall be excused from whatever performance is affected only for the duration of the Force Majeure and while the Party exercises Reasonable Efforts to alleviate such situation. As soon as the non-performing Party is able to resume performance of its obligations excused as a result of the occurrence of Force Majeure, such Party shall give prompt notice thereof to the other Parties.

11.3 Obligation to Make Payments. Any Party's obligation to make payments for services incurred shall not be suspended by Force Majeure.

ARTICLE 12
INFORMATION REPORTING

12.1 Information Reporting Obligations. Each Party shall, in accordance with Good Utility Practice, promptly provide to the other Parties all relevant information, documents, or data regarding the Party's facilities and equipment which may reasonably be expected to pertain to the reliability of the other Party's facilities and equipment and which has been reasonably requested by the other Party.

ARTICLE 13
CREDITWORTHINESS, BILLING AND PAYMENTS

13.1 Creditworthiness. By the earlier of (i) thirty (30) days prior to the due date for Generator's first payment under the payment schedule specified in Appendix A or (ii) the first date specified in Appendix A for the ordering of equipment by Transmission Owner for installing the Transmission Owner Interconnection Facilities and/or Interconnection System Upgrades, Generator shall provide the Transmission Owner, at Transmission Owner's option, with a form of adequate assurance of creditworthiness satisfactory to Transmission Owner. If the adequate assurance is a parental guarantee or surety bond, it must be made by an entity that meets the creditworthiness requirements of the Transmission Owner, have terms and conditions reasonably acceptable to the Transmission Owner and guarantee payment of the entire estimated amount that will be due under this Agreement during its term. If the adequate assurance is a letter of credit, it must be issued by a bank reasonably acceptable to the Transmission Owner, specify a reasonable expiration date and may provide that the maximum amount available to be drawn under the letter shall reduce on a monthly basis in accordance with the monthly payment schedule. The surety bond must be issued by an insurer reasonably acceptable to the Transmission Owner, specify a reasonable expiration date and may provide that the maximum amount assured under the bond shall reduce on a monthly basis in accordance with the monthly payment schedule. After the interconnection has been placed in service, Generator shall, subject to the standards of this Section 13.1, maintain a parental guarantee, surety bond, letter of credit, or some other credit assurance sufficient to meet its monthly payment obligation under Section 4.10 and its obligations under Section 9.4.1. At least sixty (60) days prior to the date on which the interconnection is anticipated to be placed in service and at least annually thereafter, the Transmission Owner shall notify Generator of the estimated monthly payment obligation under Section 4.10. Generator's estimated liability under Section 9.4.1 is stated in Appendix A.

13.2 Generator's Continuing Creditworthiness. In the event Generator's creditworthiness becomes unsatisfactory to Transmission Owner in its reasonably

exercised discretion for amounts for which payment is not otherwise assured, Transmission Owner may demand that Generator provide, at Generator's option (but subject to Transmission Owner's acceptance based upon reasonably exercised discretion), either (i) the posting of a letter of credit; (ii) a cash prepayment; (iii) the posting of other acceptable collateral or security by the Generator; (iv) a guarantee agreement executed by a creditworthy entity; or (v) some other mutually agreeable method of providing assurance of payment satisfying Transmission Owner. Failure of Generator to provide such reasonably satisfactory assurances of its ability to make payment under this Agreement within seven (7) days of demand therefore shall be an event of Default under Article 17 of this Agreement and Transmission Owner shall have the right to exercise any of the remedies provided for in Article 17.

13.3 **Invoice.** Each invoice shall (i) delineate the month in which the services will be provided; (ii) fully describe the services to be rendered; and (iii) itemize the services to be performed or provided.

13.4 **Payment.** The invoice shall be paid within thirty (30) days of receipt. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank named and account designated by the invoicing Party.

13.5 **Final Invoice.** Within six (6) months after completion of the construction of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades, the Transmission Owner shall provide an invoice of the final cost of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades and shall set forth such costs in sufficient detail to enable Generator to compare the actual costs with the estimates and to ascertain deviations, if any, from the cost estimates. To the extent that the final, actual costs that Generator is obligated to pay hereunder for the construction of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades exceeds the estimated costs already paid by Generator hereunder for such purposes, Generator shall reimburse the Transmission Owner for the amount of such difference within thirty (30) days after receipt of an invoice for such amount in accordance with the billing provisions of this Agreement. To the extent that the estimated costs already paid by Generator hereunder for such purposes exceed the final, actual costs that Generator is obligated to pay hereunder for such purposes, the Transmission Owner shall refund to Generator an amount equal to the difference within thirty (30) days of the issuance of such final cost invoice. The Transmission Owner shall use Reasonable Efforts to minimize its costs.

13.6 **Disputes.** All invoiced amounts shall be paid on or before the invoice payment due date. In the event of a billing dispute between the Midwest ISO, Transmission Owner, and/or Generator, the Midwest ISO shall continue to provide interconnection service under the Interconnection Agreement as long as Generator pays disputed amounts on or before the due date. In the event the

dispute is resolved in favor of the Generator, the Midwest ISO or Transmission Owner shall, within thirty (30) days of the resolution, make payment to the Generator with interest calculated in accordance with Section 13.8. If Generator fails to meet this requirement for continuation of service, then the Midwest ISO may provide notice to Generator of a Breach pursuant to Articles 17 and 18.

13.7 Waiver. Payment of an invoice shall not relieve the paying Party from any other responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

13.8 Interest. Interest on any unpaid amounts shall be calculated daily at the then current prime interest rate per annum as published in the Federal Reserve Statistical Release H.15, or its successor publication, plus two percent (2%) per annum, or the maximum rate permitted by law, whichever is less, from the date due until the date upon which payment is made.

13.9 Payment During Dispute. In the event of a billing dispute between the Midwest ISO, Transmission Owner, and/or Generator, each Party shall continue to provide services and pay all invoices.

13.10 Collection Expenses. No Party shall be responsible for the other Parties' costs of collecting amounts due under this Agreement, including attorney fees and expenses and the expenses of arbitration.

ARTICLE 14
ASSIGNMENT

14.1 General. No Party shall voluntarily assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except in connection with the sale, merger, or transfer of a substantial portion or all of its properties including the Interconnection Facilities which it owns so long as the assignee in such a sale, merger, or transfer directly assumes in writing all rights, duties and obligations arising under this Agreement. Prior to the effective date of any assignment pursuant to this Section 14.1 by Generator, the assignee shall demonstrate to the Midwest ISO and the Transmission Owner that the assignee will comply with the requirements of Article 13 on the effective date of the assignment, and such assignor shall be, without further action, released from its obligation hereunder. Any such assignment or delegation made without such written consent shall be null and void. In addition, the Midwest ISO shall be entitled to assign this Agreement to any wholly-owned direct or indirect subsidiary of the Midwest ISO.

14.2 Assignment. Notwithstanding the provisions of Section 14.1, Generator may assign this Agreement, including the right to receive transmission service credits under Section 9.2, and shall be, without further action, released from the obligations of this Agreement, without the Midwest ISO's or Transmission Owner's prior consent to

any future owner that purchases or otherwise acquires, directly or indirectly, all or substantially all of the Facility provided that prior to the effective date of any such assignment, the assignee demonstrates to Transmission Owner that he assignee will comply with the provisions of Article 13 on the effective date of the assignment and assumes all other rights, duties, and obligations arising under this Agreement in a writing provided to the Midwest ISO and Transmission Owner. In addition and also notwithstanding the provisions of Section 14.1, Generator or its assignee may assign this Agreement to the persons, entities or institutions providing financing or refinancing for the development, design, construction or operation of the Facility and Generator Interconnection Facilities, provided that such assignment does not affect compliance with Article 13 and with all other rights, duties and obligations arising under this Agreement. If Generator provides notice thereof to the Midwest ISO and Transmission Owner, the Midwest ISO and Transmission Owner shall provide notice and reasonable opportunity for such lenders to cure any Default under this Agreement. The Midwest ISO and Transmission Owner shall, if requested by such lenders, execute its standard documents and certificates as may be requested with respect to the assignment and status of this Agreement, provided such documents do not change the rights of the Midwest ISO or Transmission Owner under this Agreement except with respect to providing notice and reasonable opportunity to cure. Such standard documents and certificates shall include, if true at the time the statement is to be made, statements that (i) this Agreement is in full force and effect and that neither Generator, the Midwest ISO, nor Transmission Owner are in Default; (ii) all representations made by the Midwest ISO and Transmission Owner in this Agreement are true and complete as of the specified date; and (iii) all conditions to be satisfied by the Midwest ISO and Transmission Owner on or prior to the specified date have been satisfied. In the event of any foreclosure by such lenders, the purchasers at such foreclosure or any subsequent purchaser, shall upon request, be entitled to the rights and benefits of (and be bound by) this Agreement so long as it is an entity entitled to interconnect with the Transmission System. The Midwest ISO and Transmission Owner may bill Generator for the cost of providing such standard documents and certificates.

ARTICLE 15
INSURANCE

15.1 Generator Insurance. Without limiting any obligations or liabilities under this Agreement, Generator shall, at its expense, provide and maintain in effect for the life of this Agreement, minimum insurance coverage (in any combination of primary and excess layers) as follows:

15.1.1 Workers' Compensation. Workers' compensation insurance in accordance with all applicable state, federal, and maritime laws, including employer's liability insurance in the amount of one million dollars ($1,000,000) per accident. The policy shall be endorsed to include a waiver of subrogation in favor of the Midwest ISO and Transmission Owner, and their affiliated and associated companies.

15.1.2 Commercial General Liability. Commercial general liability insurance, including contractual liability coverage, for liabilities assumed under this Agreement and personal injury coverage in the amount of twenty-five million dollars ($25,000,000) per occurrence for bodily injury and property damage. The policy shall be endorsed to include the Midwest ISO, Transmission Owner, and their affiliated and associated companies as additional insureds with a provision substantially in the form of the following:

> In consideration of the premium charged, the Midwest ISO, Transmission Owner, and their affiliated and associated companies are named as additional insureds with respect to liabilities arising out of the Midwest ISO's and Transmission Owner's use and ownership of the Transmission System and/or the Transmission Owner Interconnection Facilities and the Midwest ISO's and Transmission Owner's use of the Generator Interconnection Facilities. The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limits of the carrier's liability. The Midwest ISO and Transmission Owner will not, by reason of their inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy.

15.2 Generator Self-Insurance. Generator, at its option, may, with adequate credit assurance provided to Transmission Owner, self-insure all or part of the insurance required in this Article 15; provided, however, that all other provisions of this Article 15, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for the Midwest ISO, Transmission Owner, and their affiliated and associated companies under this Agreement, shall remain enforceable. Generator's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to the Midwest ISO, Transmission Owner, and their affiliated and associated companies through formal insurance policies and endorsements as specified in the above paragraphs of this Article 15. All amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by Generator.

15.3 Transmission Owner Insurance. Without limiting any obligations or liabilities under this Agreement, the Transmission Owner shall, at its expense, provide and maintain in effect for the life of this Agreement, minimum insurance coverage (in any combination of primary and excess layers) as follows:

15.3.1 Workers' Compensation. Workers' compensation insurance in accordance with all applicable state, federal, and maritime laws, including employer's liability insurance in the amount of one million dollars ($1,000,000) per accident. The policy shall be endorsed to include a waiver of subrogation in favor of Generator and its affiliated and associated companies.

15.3.2 Commercial General Liability. Commercial general liability insurance, including contractual liability coverage for liabilities assumed under this Agreement, and personal injury coverage in the amount of twenty-five million dollars ($25,000,000) per occurrence for bodily injury and property damage. The policy shall be endorsed to include Generator and its affiliated and associated companies as additional insureds with a provision substantially in the form of the following:

> In consideration of the premium charged, Generator and its affiliated and associated companies are named as additional insureds with respect to liabilities arising out of Generator's use and ownership of the Facility and/or the Generator Interconnection Facilities and Generator's use of the Transmission System and/or the Transmission Owner Interconnection Facilities. The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limits of the carrier's liability. Generator will not, by reason of its inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy.

15.4 Transmission Owner Self-Insurance. The Transmission Owner, at its option, may, with adequate credit assurance provided to Generator, self-insure all or part of the insurance required in this Article 15; provided, however, that all other provisions of this Article 15, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for Generator and its affiliated and associated companies under this Agreement, shall remain enforceable. The Transmission Owner 's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to Generator and its affiliated and associated companies through formal insurance policies and endorsements as specified in the above paragraphs of this Article 15. All amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by the Transmission Owner.

15.5 Notices and Certificates of Insurance. All policies of insurance shall provide for thirty (30) days prior written notice of cancellation or material adverse change. Prior to the date the Facility is first operated in parallel with the Transmission System and annually thereafter during the term of this Agreement, certificates of insurance shall be furnished by the Transmission Owner to Generator.

ARTICLE 16
INDEMNITY

16.1 General. Each Party shall indemnify and hold harmless the other Parties, and the other Parties' respective officers, shareholders, stakeholders, managers, representatives, directors, agents and employees, and affiliated and associated companies, from and against any and all loss, liability, damage, cost or expense, including damage and liability for bodily injury to or death of persons, or damage to property of persons (including reasonable attorney's fees and expenses, litigation costs, consultant fees, investigation fees and sums paid in settlements of claims and any such fees and expenses incurred in enforcing this indemnity or collecting any sums due hereunder) (collectively, "Loss") to the extent arising out of, in connection with or resulting from (i) the indemnifying Party's breach of any of the representations or warranties made in, or failure to perform any of its obligations under, this Agreement; or (ii) the negligence or willful misconduct of the indemnifying Party or its contractors and regardless whether arising under Applicable Laws and Regulations or otherwise; *provided*, however, that no Party shall have any indemnification obligations under this Section 16.1 with respect to any Loss to the extent the Loss results from the negligence or willful misconduct of the Party seeking indemnity.

16.2 Notice and Defense. Promptly after receipt by a person entitled to indemnity ("Indemnified Person") of any claim or notice of the commencement of any action or administrative or legal proceeding or investigation as to which the indemnity provided for in Section 16.1 may apply, the Indemnified Person shall notify the indemnifying Party of such fact, but any failure of or delay in such notification shall not affect a Party's indemnification obligation unless such failure or delay shall be materially prejudicial to the indemnifying Party. The indemnifying Party shall have the right to assume the defense thereof with counsel designated by such indemnifying Party and reasonable satisfaction to the Indemnified Person; *provided*, however, that if the defendants in any such action include one or more Indemnified Persons and the indemnifying Party and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the indemnifying Party, the Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person; provided, further that the indemnifying Party shall only be required to pay the fees and expenses of one additional law firm to represent an Indemnified Person or Indemnified Persons having such differing or additional legal defenses. The Indemnified Person shall be

entitled, at its expense, to participate in any action, suit or proceeding, the defense of which has been assumed by the indemnifying Party. Notwithstanding the foregoing, the indemnifying Party (i) shall not be entitled to assume and control the defense of any such action, suit or proceedings if and to the extent that, in the opinion of the Indemnified Person and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability on the Indemnified Person or there exists a conflict or adversity of interest between the Indemnified Person and the indemnifying Party, and in such event the indemnifying Party shall pay the reasonable expenses of the Indemnified Person in such defense, and (ii) shall not settle or consent to the entry of any judgment in any action, suit or proceeding without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed.

16.3 Indemnified Person. If an Indemnified Person is entitled to indemnification under this Article 16 as a result of a claim by a third party, and the indemnifying Party fails to assume the defense of such claim, such Indemnified Person may at the expense of the indemnifying Party contest, settle, consent to the entry of any judgment with respect to, or pay in full, such claim.

16.4 Amount Owing. If an indemnifying Party is obligated to indemnify and hold any Indemnified Person harmless under this Article 16, the amount owing to the Indemnified Person shall be the amount of such Indemnified Person's actual Loss, not of any insurance or other recovery.

16.5 Limitation on Damages. Notwithstanding any other provision of this Agreement, liability of all Parties shall be limited to direct actual damages, and all other damages at law or in equity are waived. Under no circumstances shall any Party or its affiliates, directors, officers, employees and agents, or any of them, be liable to the other Parties, whether in tort, contract or other basis in law or equity for any special, indirect, punitive, exemplary or consequential damages, including lost profits. The limitations on damages specified in this Section 16.5 are without regard to the cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. The provisions of this Section 16.5 shall survive the termination or expiration of this Agreement. This Section 16.5 shall not be interpreted in any way to override the provisions of Sections 16.1 through 16.4.

ARTICLE 17
BREACH, CURE AND DEFAULT

17.1 Events of Breach. A Breach of this Agreement shall include:

(a) The failure to pay any amount when due;

(b) The failure to comply with any material term or condition of this Agreement, including but not limited to any material Breach of a representation, warranty or covenant made in this Agreement;

(c) If a Party (i) is adjudicated bankrupt; (ii) files a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; (iii) makes a general assignment for the benefit of its creditors; or (iv) consents to the appointment of a receiver, trustee or liquidator;

(d) Assignment of this Agreement in a manner inconsistent with the terms of this Agreement;

(e) Failure of a Party to provide such access rights, or a Party's attempt to revoke or terminate such access rights, as provided under this Agreement; or

(f) Failure of a Party to provide information or data to another Party as required under this Agreement, provided the Party entitled to the information or data under this Agreement requires such information or data to satisfy its obligations under this Agreement.

17.2 **Continued Operation.** In the event of a Breach or Default by a Party, the Parties shall continue to operate and maintain, as applicable, such DC power systems, protection and Metering Equipment, telemetering equipment, SCADA equipment, transformers, Secondary Systems, communications equipment, building facilities, software, documentation, structural components, and other facilities and appurtenances that are reasonably necessary for the Midwest ISO and Transmission Owner to operate and maintain the Transmission System, or for Generator to operate and maintain the Facility, in a safe and reliable manner.

17.3 **Cure and Default.** Upon the occurrence of an event of Breach, the Party not in Breach, when it becomes aware of the Breach, shall give written notice of the Breach to the Breaching Party and to any other person a Party to this Agreement identified in writing to the other Party in advance. Such notice shall set forth, in reasonable detail, the nature of the Breach, and where known and applicable, the steps necessary to cure such Breach. Upon the occurrence described in part (c) of Section 17.1, the Party experiencing such occurrence shall notify the other Party in writing within seven (7) days after the commencement of such occurrence. Upon receiving written notice of the Breach hereunder, the Breaching Party shall have thirty (30) days to cure such Breach unless such Breach is due to an occurrence under Section 17.1(a) or (c) in which case the cure period will be five (5) days. If the Breach is such that it cannot be cured within thirty (30) days, the Breaching Party will commence in good faith all steps as are reasonable and appropriate to cure the Breach within such thirty (30) day time period and

thereafter diligently pursue such action to completion. In the event the Breaching Party fails to cure the Breach, or to commence reasonable and appropriate steps to cure the Breach, within thirty (30) days of becoming aware of the Breach, the Breaching Party will be in Default of this Agreement.

17.4 Right to Compel Performance. Notwithstanding the foregoing, upon the occurrence of an event of Default, the non-Defaulting Party shall be entitled to (i) commence an action to require the Defaulting Party to remedy such Default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and (ii) exercise such other rights and remedies as it may have in equity or at law.

ARTICLE 18
TERMINATION OF INTERCONNECTION SERVICE

18.1 Expiration of Term. Except as otherwise specified in this Article 18, Interconnection Service for the Facility shall terminate at the conclusion of the term of this Agreement.

18.2 Termination. In addition to the termination provisions set forth in Section 2.2, Party may terminate this Agreement upon the Default of another Party in accordance with this Agreement. Subject to the limitations set forth in Section 18.3, in the event of a Default, a non-Defaulting Party may terminate this Agreement only upon the later of (i) its giving of written notice of termination to the other Parties; and (ii) the filing at FERC of a notice of termination for this Agreement, which filing must be accepted for filing by FERC.

18.3 Disposition of Facilities Upon Termination of Agreement.

18.3.1 Midwest ISO and Transmission Owner Obligations. Upon termination of this Agreement, unless otherwise agreed by the Parties in writing, Transmission Owner shall:

(a) prior to the construction and installation of any portion of the Transmission Owner Interconnection Facilities and Interconnection System Upgrades and to the extent possible, cancel any pending orders of, or return, such facilities to the extent that such orders or facilities are not required to provide Interconnection Service to a Subsequent Generator;

(b) keep in place any portion of the Transmission Owner Interconnection Facilities and Interconnection System Upgrades already constructed and installed, provided that Transmission Owner may, in its discretion, remove the Transmission Owner Interconnection Facilities; and

(c) perform such work as may be necessary to ensure the safety of persons and property and to preserve the integrity of the Transmission System (*e.g.*, construction demobilization, wind-up work).

18.3.2 Generator Obligations. Upon billing by Transmission Owner, Generator shall reimburse Transmission Owner for any costs incurred by Transmission Owner in performance of the actions required or permitted by Section 18.3.1 and for the cost of any Transmission Owner Interconnection Facilities and Interconnection System Upgrades described in Appendix A, including any study or redesign costs associated therewith, that are necessary for the provision of Interconnection Service to a Subsequent Generator that has entered into an Interconnection and Operating Agreement with Midwest ISO and/or Transmission Owner on or before the date of the termination of this Agreement. The Transmission Owner and the Midwest ISO shall use Reasonable Efforts to minimize costs and shall offset the amounts owed by any salvage value of facilities, if applicable. Generator shall pay these costs pursuant to §13.4 of this Agreement. If the cost of any Transmission Owner Interconnection Facilities and Interconnection System Upgrades described in Appendix A, including any study or redesign costs associated therewith are necessary for the provision of Interconnection Service to such Subsequent Generator, Generator may seek recovery of such costs from the Subsequent Generator in accordance with Section 3.6 to the extent that Generator has paid such costs to Transmission Owner.

18.3.3 Pre-construction or Installation. Upon termination of this Agreement and prior to the construction and installation of any portion of the Transmission Owner Interconnection Facilities or Interconnection System Upgrades, Transmission Owner may, at its option, retain any portion of such facilities not cancelled or returned in accordance with Section 18.3.1(a), in which case Transmission Owner shall be responsible for all costs associated with procuring such facilities. To the extent that Generator has already paid Transmission Owner for any or all of such costs, Transmission Owner shall refund such amounts to Generator. If Transmission Owner elects to not retain any portion of such facilities, Transmission Owner shall convey and make available to Generator such facilities as soon as practicable after Generator's payment for such facilities.

18.4 Survival of Rights. Termination of this Agreement shall not relieve any Party of any of its liabilities and obligations arising hereunder prior to the date termination becomes effective, and each Party may take whatever judicial or administrative actions as appear necessary or desirable to enforce its rights hereunder.

ARTICLE 19
SUBCONTRACTORS

19.1 Subcontractors. Nothing in this Agreement shall prevent a Party from utilizing the services of subcontractors, as it deems appropriate, to perform its obligations under this Agreement; provided, however, that each Party shall require its subcontractors to comply with all applicable terms and conditions of this Agreement in providing such services and each Party shall remain primarily liable to the other Parties for the performance of such subcontractor.

19.1.1 Responsibility of Principal. The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. In accordance with the provisions of this Agreement, each Party shall be fully responsible to the other Party for the acts or omissions of any subcontractor it hires as if no subcontract had been made. Any applicable obligation imposed by this Agreement upon a Party shall be equally binding upon, and shall be construed as having application to, any subcontractor of such Party.

19.1.2 No Third-Party Beneficiary. Except as may be specifically set forth to the contrary herein, no subcontractor or any other party is intended to be, nor will it be deemed to be, a third-party beneficiary of this Agreement.

19.1.3 No Limitation by Insurance. The obligations under this Article 19 will not be limited in any way by any limitation of subcontractor's insurance.

ARTICLE 20
CONFIDENTIALITY

20.1 Term. During the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, except as otherwise provided in this Article 20, each Party shall hold in confidence and shall not disclose to any person Confidential Information.

20.2 Scope. Confidential Information shall not include information that the receiving Party can demonstrate (i) is generally available to the public other than as a result of a disclosure by the receiving Party; (ii) was in the lawful possession of the receiving Party on a non-confidential basis before receiving it from the disclosing Party; (iii) was supplied to the receiving Party without restriction by a third party, who, to the knowledge of the receiving Party, after due inquiry, was under no obligation to the other Party to keep such information confidential; (iv) was independently developed by the receiving Party without reference to Confidential Information of the disclosing Party; (v) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement; or (vi) is required, in accordance with Section 20.7 of this Agreement, to be disclosed to any Governmental Authority as long as such information is made

available to the public, is otherwise required to be disclosed by Applicable Laws and Regulations or subpoena, or is necessary in any legal proceeding establishing rights and obligations under this Agreement. Information designated as Confidential Information shall no longer be deemed confidential if the Party that designated the information as confidential notifies the other Party that it no longer is confidential.

20.3 **Release of Confidential Information.** No Party shall release or disclose Confidential Information to any other person, except on a need-to-know basis, to its employees, consultants or to parties who may be or considering providing financing to or equity participation with Generator in connection with this Agreement, unless such person has first been advised of the confidentiality provisions of this Article 20 and has agreed to comply with such provisions. Notwithstanding the foregoing, a Party providing Confidential Information to any person receiving the initial Confidential Information shall remain primarily responsible for any release of Confidential Information in contravention of this Article 20.

20.4 **Rights.** Each Party retains all rights, title, and interest in the Confidential Information that each Party discloses to another Party. The disclosure by each Party to another Party of Confidential Information shall not be deemed a waiver by either Party or any other person or entity of the right to protect the Confidential Information from public disclosure.

20.5 **No Warranties.** By providing Confidential Information, no Party makes any warranties or representations as to its accuracy or completeness. In addition, by supplying Confidential Information, no Party obligates itself to provide any particular information or Confidential Information to another Party nor to enter into any further agreements or proceed with any other relationship or joint venture.

20.6 **Standard of Care.** Each Party shall use at least the same standard of care to protect Confidential Information it receives as that it uses to protect its own Confidential Information from unauthorized disclosure, publication or dissemination. Each Party may use Confidential Information solely to fulfill its obligations to other Parties under this Agreement or to comply with Applicable Laws and Regulations.

20.7 **Order of Disclosure.** If a Governmental Authority with the right, power, and apparent authority to do so requests or requires a Party, by subpoena, oral deposition, interrogatories, requests for production of documents, data request, administrative order, or otherwise, to disclose Confidential Information, that Party shall provide the other Party with prompt prior written notice to the extent possible of such request(s) or requirement(s) so that the other Party may seek an appropriate protective order or agreement, or waive compliance with the terms of this Agreement. Notwithstanding the absence of a protective order or agreement,

or waiver, the Party may disclose such Confidential Information which, in the opinion of its counsel, the Party is legally compelled to disclose. Each Party shall use Reasonable Efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

20.8 Termination of Agreement. Upon termination of this Agreement for any reason, each Party shall, at the Party's option, within ten (10) days after receipt of a written request from the other Party, use Reasonable Efforts to destroy, erase, or delete (with such destruction, erasure and deletion certified in writing to the other Parties) or return to the other Parties, without retaining copies thereof, any and all written or electronic Confidential Information received from the other Parties.

20.9 Remedies. The Parties expressly agree that monetary damages would be inadequate to compensate a Party for another Party's Breach of its obligations under this Article 20. Each Party accordingly expressly agrees that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under this Article 20, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law. Such remedy shall not be deemed to be an exclusive remedy for the breach of this Article 20, but shall be in addition to all other remedies available at law or in equity. The Parties further acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests and are reasonable in scope. No Party, however, shall be liable for indirect, incidental or consequential or punitive damages of any nature or kind resulting from or arising in connection with this Article 20.

ARTICLE 21
INFORMATION ACCESS AND AUDIT RIGHTS

21.1 Information Access. Each Party shall make available to the other Parties information necessary to verify the costs incurred by the other Parties for which the requesting Party is responsible under this Agreement and carry out obligations and responsibilities under this Agreement, provided that the Parties shall not use such information for purposes other than to operate and maintain their respective facilities and equipment for the purposes set forth in this Section 21.1 and to enforce their rights under this Agreement.

21.2 Audit Rights. Subject to the requirements of confidentiality under Article 20, a Party at its expense shall have the right, during normal business hours, and upon prior reasonable notice to another Party, to audit each other's accounts and records pertaining to a Party's performance and/or satisfaction of obligations arising under this Agreement during the twenty-four (24) month period prior to commencement of the audit, other than the performance and/or satisfaction of the Midwest ISO under Section 4.7, which shall be subject to the audit provisions of such Section. Any audit authorized by this Section 21.2 shall be performed at the offices where

such accounts and records are maintained and shall be limited to those portions of such accounts and records that relate to obligations under this Agreement.

ARTICLE 22
DISPUTES

22.1 Submission. Any claim or dispute, which a Party may have against others, arising out of this Agreement shall be submitted for resolution in accordance with the dispute resolution provisions of the Midwest ISO OATT.

22.2 Rights under the Federal Power Act. Nothing in this Article 22 shall restrict the rights of any Party to file a complaint with FERC under relevant provisions of the Federal Power Act.

22.3 Equitable Remedies. Nothing in this Article shall prevent either Party from pursuing or seeking any equitable remedy available to it under Applicable Laws and Regulations, at any time, before a Governmental Authority.

ARTICLE 23
NOTICES

23.1 General. Any notice, demand or request required or permitted to be given by a Party to others and any instrument required or permitted to be tendered or delivered by a Party in writing to the other may be so given, tendered or delivered, as the case may be, by depositing the same with the United States Postal Service with postage prepaid, for transmission by certified or registered mail, addressed to the Parties, or personally delivered to the Parties, at the address set out below:

<u>To the Midwest ISO:</u>

Midwest ISO
Attn: Director, Transmission Access Planning
P.O. Box 4202
Carmel, IN 46082-4202

for overnight deliveries:
720 City Center Drive
Carmel, IN 46032

<u>To Transmission Owner:</u>

Andrea Stomberg
Vice-President Electric Supply
Montana-Dakota Utilities
400 North 4th Street

Bismarck, ND 58501

To Generator:

Timothy H. Simons
President and CEO
Crownbutte Wind Power, Inc.
111 5th Ave, NE
Mandan, ND 58554-3522

23.2 Billings and Payments. Billings and payments shall be sent to the addresses shown in Section 23.1.

23.3 Alternative Forms of Notice. Any notice or request required or permitted to be given by either Party to the other and not required by this Agreement to be given in writing may be so given by telephone, facsimile or email to the telephone numbers and email addresses set out below:

To the Midwest ISO:

Voice telephone – (317) 249-5496
Facsimile telephone – (317) 249-5358
Email address –elaverty@midwestiso.org

To Transmission Owner:

Voice telephone – 701-222-7944
Facsimile telephone – 701-222-7970
Email address – henry.ford@mdu.com

To Generator:

Voice telephone – 701-667-2073
Facsimile telephone – 701-667-2083
Email address – crownbutte@bis.midco.net

23.4 DUNS #. If the Transmission Owner and Generator have not obtained DUNS numbers by the time this Agreement is executed, the Transmission Owner and Generator will forward their DUNS numbers within five (5) business days of having obtained such numbers to the Midwest ISO by facsimile or email to the fax number or email set out below:

To the Midwest ISO:

Facsimile telephone – (317) 249-5358
Email address – elaverty@midwestiso.org

23.5 Notification of In-Service Date. Transmission Owner will serve to the Midwest ISO a copy of Appendix C - Operation Date as forwarded to Generator on the same day to the address shown in Section 23.1, and by facsimile to the numbers set out below:

To the Midwest ISO:

Facsimile telephone – (317) 249-5358

ARTICLE 24
MISCELLANEOUS

24.1 No Ownership Control. Generator represents and warrants as of the effective date of this Agreement, that it does not own more than five percent (5%) of the voting shares of the Midwest ISO, nor has contractual rights permitting it to direct the voting of such percentage of shares, and further agrees that this representation shall remain true during the term of this Agreement.

24.2 Waiver. Any waiver at any time by a Party of its rights with respect to a Default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed a waiver or continuing waiver with respect to any subsequent Default or other matter.

24.3 Governing Law. The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the laws of the State of Indiana without regard to the conflicts of law provisions.

24.4 Headings Not to Affect Meaning. The descriptive headings of the various Sections and Articles of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.

24.5 Amendments and Rights Under the Federal Power Act. This Agreement may be amended by and only by a written instrument duly executed by all Parties. Upon satisfaction of all Applicable Laws and Regulations, an amendment to this Agreement shall become effective and a part of this Agreement. Notwithstanding the foregoing, nothing contained herein shall be construed as affecting in any way the rights of the Midwest ISO, Transmission Owner, or Generator under Sections 205 and 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder. The Midwest ISO reserves the right to file

rate schedules with FERC concerning any services the Midwest ISO deems necessary for reliable and orderly bulk power system management, including but not limited to any standby or related services that may arise from a failure by Generator to meet its schedule of deliveries across the Transmission System.

24.6 **Entire Agreement.** This Agreement constitutes the entire agreement among the Parties hereto with reference to the subject matter hereof and no change or modification as to any of the provisions hereof shall be binding on any Party unless reduced to writing and approved by the duly authorized officer or agent of Generator, Transmission Owner, and the Midwest ISO. The terms and conditions of this Agreement and every appendix referred to herein shall be amended, as mutually agreed to by the Parties, to comply with changes or alterations made necessary by a valid applicable order of any Governmental Authority having jurisdiction hereof.

24.7 **Counterparts.** This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

24.8 **Binding Effect.** This Agreement and the rights and obligations hereof, shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

24.9 **Conflicts.** In the event of a conflict between the body of this Agreement and any attachment, appendix or exhibit hereto, the terms and provisions of the body of this Agreement shall prevail and be deemed to be the final intent of the Parties.

24.10 **Regulatory Requirements.** Each Party's obligations under this Agreement shall be subject to its receipt of any required approval or certificate from one or more Governmental Authorities in the form and substance satisfactory to the receiving Party, or the Party making any required filings with, or providing notice to, such Governmental Authorities, and the expiration of any time period associated therewith. Each Party shall in good faith seek these other approvals as soon as is reasonably practicable.

ARTICLE 25
REPRESENTATIONS AND WARRANTIES

25.1 **General.** Each Party hereby represents, warrants and covenants as follows with these representations, warranties, and covenants effective as to the Party during the full time this Agreement is effective:

25.1.1 **Good Standing.** Such Party is duly organized or formed, as applicable, validity existing and in good standing under the laws of its state of organization or formation, and is in good standing under the laws of the

respective state(s) of their organization as stated in the preamble of this Agreement.

25.1.2 **Authority.** Such Party has the right, power and authority to enter into this Agreement, to become a party hereto and to perform its obligations hereunder, and this Agreement is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

25.1.3 **No Conflict.** The execution, delivery and performance of this Agreement does not violate or conflict with the organizational or formation documents, or bylaws or operating agreement, of either Party, or any judgment, license, permit or order or material agreement or instrument applicable to or binding upon either Party or any of its assets.

25.1.4 **Consent and Approval.** That it has sought or obtained, or, in accordance with this Agreement will seek or obtain, each consent, approval, authorization or order of, or acceptance of a filing with, or notice to, any Governmental Authority with jurisdiction concerning this Agreement, in connection with the execution, delivery and performance of this Agreement.

25.1.5 **Solvency.** That each Party is financially solvent.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers or agents on the day and year first above written.

Midwest Independent Transmission System Operator, Inc.

By: William C. Phillips
Name: William C. Phillips WILLIAM C. PHILLIPS
Title: Vice President, Standards, Compliance and Strategy Vice President Standards Compliance & Strategy
12-22-09

Montana-Dakota Utilities Co.
DUNS #00-696-2286

By: ______________________________
Name : Andrea Stomberg
Title: Vice-President Electric Supply

Crownbutte Wind Power, Inc.
DUNS #09-1143458

By: ______________________________
Name: ______________________________
Title: ______________________________

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers or agents on the day and year first above written.

Midwest Independent Transmission System Operator, Inc.

By: ______________________________
Name: William C. Phillips
Title: Vice President, Standards, Compliance and Strategy

Montana-Dakota Utilities Co.
DUNS #00-696-2286

By: ______________________________
Name : Andrea Stomberg
Title: Vice-President Electric Supply

Crownbutte Wind Power, Inc.
DUNS #09-1143458

By: ______________________________
Name: ______________________________
Title: ______________________________

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers or agents on the day and year first above written.

Midwest Independent Transmission System Operator, Inc.

By: ______________________________
Name: William C. Phillips
Title: Vice President, Standards, Compliance and Strategy

Montana-Dakota Utilities Co.
DUNS #00-696-2286

By: ______________________________
Name : Andrea Stomberg
Title: Vice-President Electric Supply

Crownbutte Wind Power, Inc.
DUNS #09-1143458

By: [signature]
Name: Terry Pilling
Title: Executive Vice President

MISO Project G311 Queue 37699-01

APPENDIX A

POINT OF INTERCONNECTION, TRANSMISSION OWNER INTERCONNECTION FACILITIES, INTERCONNECTION SYSTEM UPGRADES, COST ESTIMATES AND RESPONSIBILITY, TRANSMISSION CREDITS, CONSTRUCTION SCHEDULE, AND MONTHLY PAYMENT SCHEDULE

This Appendix A is a part of the Interconnection and Operating Agreement between Generator, Transmission Owner, and the Midwest ISO.

1.1 Point of Interconnection. The Point of Interconnection shall be at the line side of the line termination structure of the Interconnection Customer's interconnection substation located near the end of the Hettinger to Gascoyne 115kV line adjacent to the Gascoyne Jct. Substation. See Exhibit A1.1 Drawing No. G311-ROL-1 dated September 8, 2009, which drawing is attached hereto and made a part hereof. If not located at the Point of Interconnection, the metering point(s) shall be located at: *metering point to be located at point of interconnection.*

1.2 Transmission Owner Interconnection Facilities (including metering equipment) to be constructed by the Transmission Owner. The Transmission Owner shall install:
- the line tap structures needed to tap the 115kV line at the point of interconnection

1.3 Transmission Owner Interconnection Facilities (including metering equipment) to be constructed by Generator. None.

1.4 Interconnection System Upgrades to be installed by the Transmission Owner. Interconnection System Upgrades are required at Hettinger Jct. Substation and at Gascoyne Jct. Substation.
The Transmission Owner shall install:
- synch-check relaying and replace the CCVT on the Gascoyne 115kV line at Hettinger Jct. Substation.
- one 115kV circuit switcher at Gascoyne Jct. Substation.

1.5 Cost Estimates and Responsibility. Generator and the Transmission Owner hereby acknowledge and agree that the cost indicated below is only an estimate and that Generator hereby agrees to and shall reimburse the Transmission Owner for all actual costs, as determined pursuant to Section 9.4 herein associated with the construction and installation by the Transmission Owner and/or Generator of the Transmission Owner Interconnection Facilities and the Interconnection System Upgrades.

1.5.1 The cost for the Transmission Owner Interconnection Facilities to be constructed by the Transmission Owner is estimated at **$75,000.**

Transmission Owner Interconnection Facilities	
Tap Structure Materials	$15,000
Construction Labor	$32,400

Equipment	$12,100
Other Costs	$15,500
Estimated Total	$75,000

1.5.2 The cost for the Transmission Owner Interconnection Facilities to be constructed by Generator is estimated at **$0.**

1.5.3 The cost for the Interconnection System Upgrades is estimated at **$144,000**.

Gascoyne Jct Substation - Upgrades	
115kV Circuit Switcher	$46,000
Foundations, Bus Work, Conduit, Control Cable, Grounding	$7,000
Engineering Design & Checkout	$9,000
Construction Labor	$30,000
Other costs	$26,000
Estimated Total	$118,000

Hettinger Jct Substation - Upgrades	
115kV Voltage Transformer	$5,500
Sync-Check Relay and Sync-Switch	$3,500
Bus Work, Grounding, Control Cable	$1,000
Engineering Design & Checkout	$6,000
Construction Labor	$4,000
Other Costs	$6,000
Estimated Total	$26,000

1.5.4 The cost, including penalties, of redispatch or market-related costs arising from outages described in Section 9.1.10 of the Agreement is estimated at **$0**.

1.5.5 The total cost for the Transmission Owner Interconnection Facilities and Interconnection System Upgrades is estimated at **$219,000**.

1.5.6 Generator's liability for reimbursement of Transmission Owner for taxes, interest and/or penalties under Section 9.4.1 is estimated at **$0**. This amount is not included in the total cost for Transmission Owner Interconnection Facilities and Interconnection System Upgrades stated in Section 1.5.5 of this Appendix A.

1.6 **First Equipment Order.** The first date for the ordering of equipment by Transmission Owner for installing Transmission Owner Interconnection Facilities and/or Interconnection System Upgrades is required to be 10 months, prior to desired commercial operation date.

1.7 **Transmission Credits.** The portion of the Interconnection System Upgrades that are subject to the transmission service credits described in Section 9.2 of this Agreement is estimated at **$0**.

1.8 **Construction Schedule.** Construction of the Facility, Generator Interconnection Facilities, the Transmission Owner Interconnection Facilities and Interconnection System Upgrades is scheduled as follows:

Transmission owner's schedule:

The following construction schedule is based upon: Transmission Owner's ability to obtain the necessary materials and other equipment in a timely manner to allow said construction to commence as indicated below and to allow a reasonable time for said construction to be completed. Transmission Owner shall not be held responsible for construction delays caused by: (a) delays in the procurement or receipt of necessary materials and equipment caused by others; (b) delays caused by road weight limit restrictions; (c) labor strikes; (d) weather or other acts of God that are beyond Transmission Owner's control. All timing is in reference to Generator's desired date of commercial operation (COD), which is projected to be December 31, 2011.

Interconnection Facilities – Transmission Owner and Generator Owner			
	Activity	Start	Duration
1	Selection of substation site	January 2010	1 month
2	Purchase land	February 2010	3 months
3	Topography survey	April 2010	1 month
4	Obtain permits for access approaches, road, culverts, etc.	April 2010	2 months
5	Site soil testing	May 2010	1 month
6	Site physical design	May 2010	5 months
7	Site grading design	May 2010	3 months
8	Quote and order power transformer	July 2010	1 month
9	Site grading	August 2010	3 months
10	Quote and order circuit switcher and circuit breaker	October 2010	1 month
11	Relay, control, and metering design	October 2010	6 months
12	Quote and order structural steel, bus fittings, and conductor	November 2010	1 month
13	Control building interior design	December 2010	2 months
14	Quote and order major equipment	January 2011	2 months
15	Order relay, control, and metering equipment	January 2011	3 months
16	Approve substation package approval drawings	January 2011	1 month
17	Foundation design	February 2011	1 month
18	Control panel construction	February 2011	3 months
19	Award construction contract	March 2011	1 month
20	Order conduit, grounding, control cable, etc.	March 2011	2 months
21	Install fence	April 2011	1 month
22	Foundation construction	April 2011	2 months
23	Erect control hut	May 2011	1 month
24	Install conduit and grounding	May 2011	1 month
25	Buswork and steel assembly	June 2011	2 months

26	Install major equipment	June 2011	2 months
27	Install power transformer	July 2011	1 month
28	Install relay, control, and metering panels	July 2011	2 months
29	Install control cables	July 2011	2 months
30	Check out circuit switcher and circuit breaker	August 2011	1 month
31	Commissioning testing of relay, control, metering, and other equipment	September 2011	2 months
32	Interconnection substation complete	November 2011	0 months
Interconnection System Upgrades			
	Gascoyne Jct. Substation		
	Activity	Start	Duration
1	Quote and order circuit switcher	March 2011	1 month
2	Foundation design	April 2011	1 months
3	Relay and control design	April 2011	1 month
4	Foundation construction	July 2011	1 months
5	Install conduit and grounding	August 2011	1 month
6	Install circuit switcher	August 2011	1 months
7	Install control cables	August 2011	1 months
8	Wire circuit switcher to existing relay and control circuits	September 2011	1 month
9	Check out and commission circuit switcher	September 2011	1 months
10	Interconnection system upgrades complete	October 2011	0 months
	Hettinger Jct. Substation		
	Activity	Start	Duration
1	Quote and order voltage transformer	March 2011	1 month
2	Quote and order synch-check relaying equipment	March 2011	1 months
3	Relay and control design	April 2011	1 month
6	Install voltage transformer	September 2011	1 months
7	Install control cables	September 2011	1 months
8	Install relaying	September	1 month

		2011	
9	Check out voltage transformer	September 2011	1 months
10	Commissioning testing or relaying	September 2011	1 months
11	Interconnection system upgrades complete	October 2011	0 months

1.9 Monthly Payment Schedule. Generator shall pay the Transmission Owner for the installation of the Transmission Owner Interconnection Facilities and Interconnection System Upgrades in accordance with the following schedule:

Description	Date
Provide notice to proceed to commence detailed design, procurement, and construction for Interconnection Facilities and System Upgrades	No later than January 1, 2011
Full estimated amount due from Generator	No later than March 1, 2011

Any adjustment of actual costs to estimated amounts shall be made in accordance with Section 13.5, Final Invoice, of the Agreement.

1.10 Permits, Licenses and Authorizations. The Midwest ISO and/or Transmission Owner shall obtain the following permits, licenses and authorizations: None

Exhibit A1.1


G311 INTERCONNECTION
SUBSTATION
GASCOYNE
JCT SUB.
HETTINGER
JCT SUB.
20.5 MILES
POINT OF INTERCONNECTION
POINT OF CHANGE OF OWNERSHIP
INTERCONNECTION SYSTEM UPGRADES
GENERATOR
INTERCONNECTION
FACILITIES
STATION POWER
PHASE SHIFTING XFMR
41.6 kV
TO KRCM
TO WINDFARM
MONTANA-DAKOTA
UTILITIES CO.
A Division of MDU Resources Group, Inc.
G311 INTERCONNECTION
SUBSTATION
RELAY ONE LINE
G311 INTERCONNECTION

MISO Project G311 Queue 37699-01

APPENDIX B

FACILITY AND GENERATOR INTERCONNECTION FACILITIES

This Appendix B is a part of the Interconnection and Operating Agreement between Generator, Transmission Owner, and the Midwest ISO.

1.1 Facility. Generator intends to own and operate an 19.5 MW electric generating facility located in Gascoyne, North Dakota, and more specifically described as follows: Sections 36, 25 and 24 of Fishbein Township: 131 North, Range 99 West, Bowman County, North Dakota

1.2 Generator Interconnection Facilities to be constructed by Generator.
The Generator shall install:

- one 115kV group operated air break disconnect switch
- three metering accuracy voltage transformers
- three metering accuracy extended range current transformers
- one energy interchange meter with "received" and "delivered" kWH and kVarH registration and KYZ outputs.
- one 115kV circuit switcher
- one 115kV line termination structure
- three 96kV lightning arrestors
- one 115/34.5kV, 20/26.6/37.3 MVA delta-wye transformer
- one 34.5kV circuit breaker
- two 34.5kV group operated air break disconnect switches
- four 34.5kV voltage transformers
- three 22kV lightning arrestors
- associated 115kV and 34.5kV bus work, steel structures, conduit, grounding, and foundations
- one control hut to house protective relaying, metering, control equipment, communication equipment, battery, battery charger, and AC and DC equipment

This equipment is further identified within the dashed box labeled Generator Interconnection Facilities in Exhibit A1.1 Drawing No. G311-ROL-1 dated September 8, 2009, attached.

The estimated cost for the Generator Interconnection Facilities to be constructed by the Generator is estimated at **$1,815,000** and is detailed below.

Generator Interconnection Facilities	
115/34.5kV, 20/26.6/37.3 MVA Transformer	$540,000
115kV Circuit Switcher	$42,000
34.5kV Circuit Breaker	$30,000
Lightning Arrestors, 92kV and 22kV	$20,000
115kV Instrument Transformers, Metering Accuracy	$38,000

Energy Interchange Metering Facilities	$5,000
34.5kV Voltage Transformers	$18,000
Group Operated Disconnect Switches	$30,000
Steel Structures & Bus Work	$83,000
Conduit, Control Cable, Grounding	$20,000
Site Preparation & Foundations	$15,000
Control Hut & Interior Equipment	$120,000
Protective Relays & Control Equipment	$50,000
Engineering Design & Checkout	$177,000
Construction Labor	$397,000
Other Costs	$230,000
Estimated Total	$1,815,000

1.3 **Permits, Licenses and Authorizations.** Generator shall obtain the following permits, licenses and authorizations:

Federal Aviation Administration Aeronautical Obstruction Permit
Bowman County Conditional Zoning Permit
Bowman County Construction Permit

MISO Project G311 Queue 37699-01

APPENDIX C - OPERATION DATE

This Appendix C is a part of the Interconnection and Operating Agreement between Generator, Transmission Owner, and the Midwest ISO.

[Date]

Timothy H. Simons
President and CEO
Crownbutte Wind Power, Inc.
111 5th Ave, NE
Mandan, ND 58554-3522
Phone: 701-667-2073
Fax: 701-667-2083

Re: Crownbutte Wind Power, Inc.

Dear _______:

On [Date], the Transmission Owner, Montana-Dakota Utilities, and Crownbutte Wind Power, Inc. (the "Generator") completed to their mutual satisfaction all work on the Crownbutte Wind Power, Inc. facility (the "Facility") and associated interconnection facilities and related equipment required to interconnect the Facility with the Transmission Owner's transmission system and have energized the Facility in parallel operation with the Transmission Owner's transmission system. This letter confirms that the Generator may commence commercial operation of the Facility and associated interconnection facilities effective as of [Date plus one day].

Thank you.

[Signature]

cc: The Midwest ISO

MISO Project G311 Queue 37699-01

APPENDIX D - INTERCONNECTION GUIDELINES

This Appendix D is a part of the Interconnection and Operating Agreement between Generator, Transmission Owner, and the Midwest ISO.

The unique requirements of each generation interconnection will dictate the establishment of mutually agreeable Interconnection Guidelines that further define the requirements of this Interconnection and Operating Agreement. These Interconnection Guidelines address the following:

(a) System Protection Facilities;

1. Point of Interconnection system protection facility shall include an "intertie" circuit breaker that is properly rated for the application. Circuit breaker is to be tripped by all required Point of Interconnection relaying.
2. Point of Interconnection PTs used for metering and relaying: 3-115kV PTs, 550 BIL, 600/1000:1 ratio, accuracy class 0.3 through ZZ burden. PTs to be connected grounded wye. PTs also to be equipped with dual secondary windings so one winding can be connected with an open corner delta connection for zero sequence voltage detection. The open delta corner should be loaded using a ballast resistor to prevent PT ferroresonance.
3. Point of Interconnection CTs used for relaying: Bushing CTs should be 600:5 ANSI standard multi-ratio relay class C400 or greater. Bushing CTs of 1200:5 ANSI standard multi-ratio relay class C800 are also acceptable.
4. Point of Interconnection "intertie relaying":

   Intertie relaying to include the following functions: phase undervoltage (27), negative sequence overcurrent (46), negative sequence overvoltage (47) monitoring the 34.5kV bus, non-directional overcurrent (51), phase overvoltage (59) monitoring the 34.5kV bus, $3V_0$ overvoltage (59N) monitoring 34.5kV bus, over and under frequency (81-O/U).

   Multi-function, micro-processor based relays are preferred, but must be either draw out case design or include FT-1 style test switches to provide isolation means for testing. It is strongly encouraged that micro-processor based relays be provided with redundant back-up so that loss of a single protective device does not force the shut-down of all generating components of the Facility.

5. Additional Point of Interconnection relaying:

   In addition to the normal intertie relaying indicated above, intertie relaying to include 67 and 67N directional inverse time and directional instantaneous functions looking from the Point of Interconnection "intertie circuit breaker" toward the generator's collection system. Purpose of this relaying is to high speed trip the intertie circuit breaker for faults occurring between the intertie circuit breaker and the individual wind generator step-up transformers. These directional overcurrent elements should include selectable ANSI/IEEE standard moderately inverse, inverse,

very inverse and extremely inverse curves in addition to the directional instantaneous overcurrent elements to insure coordination with other overcurrent protective relays.

A zero sequence inverse time overvoltage detection relay scheme (59N) will be required. Detection will be from 3-single potential devices connected phase-to-ground on the 115kV side of the Interconnection Substation transformer. This scheme is for 3Vo detection and requires an overvoltage (59N) relay. The purpose of this relaying is to trip low side circuit breakers for phase-to-ground faults occurring on the 115kV side of the Interconnection Substation transformer, which is delta connected on the 115kV side.

3-zone step distance protective relaying (21) will be required on the 115kV side of the Interconnection Substation transformer looking from the substation toward the 115kV system. Current and potential sources for this relaying to be from the 115kV side of the substation transformer.

Multi-function, micro-processor based relays are preferred, but must be either draw out case design or include FT-1 style test switches to provide isolation means for testing.

(b) Communication requirements;

1. One dedicated four-wire analog leased phone line for continuous communication to a RTU located at the Point of Interconnection. The RTU is intended to provide control, indication, alarm and metering information to Transmission Owner's electric dispatch center.
2. One two-wire analog dial-up phone line primarily intended for person-to-person communications.
3. Dial-up phone line to be equipped with a Teltone 8-port phone line sharing switch. Phone Line Sharing Switch to be utilized to allow remote access to any micro-processor based protective and metering equipment not requiring continuous communication access. This device also intended to provide emergency back-up communication access to RTU.

(c) Metering requirement;

1. The following CT and metering requirements below shall be subject to future review pending a review of the energy usage requirement when generators are not generating.
2. Point of Interconnection CTs used for metering: 115kV, 550kV BIL, 200:5 CT ratio, rating factor 1.5 or greater, metering 0.15% accuracy for all standard burdens from B-0.15 through B-1.8. CT to have 0.15% accuracy from 5% of rating to 1.5 times rating. Similar to the Kuhlman Electric type CXM-550 Cat. # K890200SA.
3. Remote telemetering from the Point of Interconnection to Transmission Owner's electric dispatch center shall be required for the following quantities: KW, KVA, and KV.
4. A "revenue" meter with "net generation" quantities of KWH and KVARH with remote read capability shall be installed. KW, KVA, KWH and KVARH registration

to block registration of harmonics. This meter to also monitor voltage level, voltage and current harmonics, and provide time tagging for events. Meter to be capable of alarming into, or preferably allow RTU direct digital poling access (Modbus protocol presently used) for notification of event conditions to Transmission Owner's electric dispatch center.

(d) Grounding requirements;

Grounding shall be in accordance with the latest revision of (1) "IEEE Guide for Safety in AC Substation Grounding," ANSI/IEEE Std. 80, and (2) "National Electrical Safety Code," ANSI C2, published by The Institute of Electrical and Electronics Engineers, Inc., and (3) "The National Electrical Code," National Fire Protection Association, Quincy, MA, 02269, as applicable.

(e) Transmission Line and Substation Connection configurations;

Substation connection configuration at the G311 Interconnection Substation is grounded wye on the 34.5kV side and delta on the 115kV Side.

(f) Unit Stability requirements;

(g) Equipment ratings;

1. Point of Interconnection "intertie" circuit switcher and circuit breaker: Circuit switcher to be rated at a minimum of 115kV, 1200 amps and 20,000 amps interrupting capability. Circuit breaker to be rated at a minimum of 34.5kV, 1200 amps and 25,000 amps interrupting capability, and be rated for minus 50 degree centigrade (-50°C) operation.
2. Point of Interconnection station power transformer: 34.5 kV – 120/240 volt station power transformer(s) should be phase-to-phase, delta or ungrounded wye, connected on the 34.5kV side.

(h) Short Circuit requirements;

Equipment short circuit interrupting capability to be 20,000 amps symmetrical or greater.

(i) Synchronizing requirements;

Generator requires an energized bus for excitation.

(j) Generation Control requirements;

Transmission owner will have control of the generators through the intertie breaker.

(k) Data provisions;

1. Transmission Owner's electric system dispatcher to receive the following Point of Interconnection alarm indications:

   (1) Alarm for entry into control facility, (control facility would be a control house or other facility containing the protective relaying, RTU, Communications equipment, Station control battery, battery charger, DC control power and AC station power distribution equipment), and

   (2) Separate high and low DC control voltage alarms, and

(3) Alarm loss-of AC potential to individual protective relays, and

(4) Individual relay trouble alarms, and

(5) Individual interrupting device "trip coil monitor" alarms, and

(6) Loss-of-station AC power alarm, and

(7) All pertinent individual interrupting device operational and/or trouble alarms.

2. Sharing of Point of Interconnection protective relay "event" and/or "target" information between Parties shall be required. Sharing of Transmission Owner's protective relay "event" and/or "target" information available from Transmission Owner's adjacent substations between Parties shall also be required. In addition, it is advantageous for Transmission Owner's electric system dispatcher and protection engineers to have remote access to any available Point of Interconnection protective relay event information to aid in timely and efficient fault location and speed system restoration and/or aid in other power system disturbance event analysis that may be necessary.

(l) Energization inspection and testing requirements;

Energization inspection and testing requirements are addressed in Appendix E, paragraph (n).

(m) If applicable, the unique requirements, if any, of the Transmission Owner to which the Facility will be physically interconnected; and

1. Generator's generator step-up transformers and other transformers shall not supply zero sequence current into the 115kV transmission system.
2. Each individual generator should be equipped with voltage restrained overcurrent (51V) and negative sequence overcurrent (46) protective relay functions.

(n) Other.

MISO Project G311 Queue 37699-01

APPENDIX E - OPERATING GUIDELINES

This Appendix E is a part of the Interconnection and Operating Agreement between Generator, Transmission Owner, and the Midwest ISO.

The unique requirements of each generation interconnection will dictate the establishment of mutually agreeable Operational Guidelines that further define the requirements of this Interconnection and Operating Agreement. These guidelines address the following:

(a) System Protection Facilities (relaying);

1. The Transmission Owner shall specify and provide settings for those relays that the Transmission Owner designates as being required to satisfy protection practices. Any protective equipment or setting specified by the Transmission Owner shall not be changed or modified at any time by the Generator without written consent from the Transmission Owner.
2. Transmission Owner shall work closely with the Generator to provide "acceptable" coordination of system protection to all parties.
3. Frequency relays (81-OF and 81-UF): Shall automatically initiate a disconnect sequence from the transmission system (1) within 6 cycles if the frequency rises above 60.5 Hz, and (2) be capable of time delayed disconnection with adjustable under-frequency settings in the range of 59.3 Hz to 57 Hz if the frequency falls below 59.3 Hz, and (3) disconnect within 10 cycles if the frequency is less than 57.0 Hz. A frequency in the range of 59.3 Hz to 57.0 Hz and time delay may be designated by the Midwest ISO to provide system security.
4. Overvoltage relay (59): Shall automatically initiate a disconnect sequence from the transmission system for primary voltages measured at the Point of Interconnection (1) within 60 cycles if the voltage on any phase rises above 110% of nominal, and (2) within 6 cycles if the voltage on any phase rises above 120% of nominal. Nominal primary voltage at the Point of Interconnection being 19918 volts phase-to-neutral.

(b) Switching and tagging;

1. Generator personnel will be allowed to switch on the Generator Interconnection Facilities provided the switching is not associated with a Transmission Owner clearance or part of the Transmission Owner's transmission system. Transmission Owner will require, prior to switching, notification of the work intended to be done, and the status of the facilities that interconnect with the Transmission Owner's transmission system after switching has been performed. This authorization to Crownbutte Wind Power would include the transformer high side circuit switcher, Breaker A, and the isolation air break switches around Breaker A as shown on the one-line diagram.
2. Transmission Owner personnel will do all switching on the Transmission Owner's transmission system and will request Generator personnel to switch the Generator Interconnection Facilities located inside a fenced enclosure which may not be dual-

locked, when the switching of those facilities is required for Transmission Owner clearance. Transmission Owner personnel will verify that proper switching procedures have been followed and will tag the Generator Interconnection Facilities's switching facilities with a Transmission Owner clearance number.

3. If switching on the Transmission Owner's transmission system is required to provide clearance for Generator personnel working on the Generator Interconnection Facilities, Transmission Owner personnel will perform all switching on the transmission system. In such event, a special condition clearance will be issued to Generator personnel. This special condition clearance is not a work clearance but could include all switching devices within the Generator Interconnection Facilities as shown on the one-line diagram provided in Exhibit _A1.1______.

(c) Communication requirements;

Refer to Appendix D.

(d) Metering requirements;

Refer to Appendix D.

(e) Data reporting requirements;

Instantaneous MW and MVAr outputs, integrated MW and MVAr hourly output required.

(f) Training;

Trained and certified personnel will perform the required work at the Facility.

(g) Capacity determination and verification (including ancillary services and certification);

Capacity determination in accordance with the regional reliability council requirements, such requirements commonly referred to as the Uniform Rating of Generating Equipment ("URGE").

(h) Emergency operations, including system restoration and black start arrangements

Following a disconnection of the Facility as a result of a voltage or frequency excursion, the Facility shall remain disconnected until the transmission service voltage and frequency has recovered for a minimum of five (5) minutes to Transmission Owner's acceptable voltage and frequency limits.

(i) Identified must-run conditions;

N/A

(j) Provision of ancillary services;

Must meet voltage setpoint and power factor within machine limitations.

(k) Specific transmission requirements of nuclear units to abide by all NRC requirements and regulations;

N/A

(l) Stability requirements, including generation short circuit ratio considerations;

N/A

(m) Limitations of operations in support of emergency response; and

Through SCADA, Transmission Owner will have the ability to reduce output if necessary, or take offline by breaker action, to ensure reliability of the transmission system.

(n) Maintenance and Testing;

1. Testing of the Interconnection Facilities and associated devices will be required to ensure their proper operation. This includes the Point of Interconnection circuit breaker, associated protective relaying, control circuits and control battery.
2. Maintenance and/or testing of the Point of Interconnection protective equipment shall be performed prior to initial interconnection and at periodic intervals as requested by Transmission Owner, but at intervals not less than those specified in the latest revision of Transmission Owner's "Transmission Protection Systems Maintenance and Testing Plan Summary" filed for NERC Planning Standard III.A.S4.M4 compliance, (copy available).
3. Maintenance and/or Testing of the generator protective equipment shall be performed prior to initial interconnection and at periodic intervals as requested by Transmission Owner, but at intervals not less than those specified in the latest revision of Transmission Owner's "Generation Protection Systems Maintenance and Testing Plan Summary" filed for NERC Planning Standard III.C.S7.M12 compliance, (copy available).
4. Copies of the last or most recent test results are to be maintained and be available for review and inspection.

(o) Generation and operation control;

Transmission Owner's electric system dispatcher to have operational control of Point of Interconnection circuit breaker. Dispatcher to have the ability to remotely

(1) Trip circuit breaker and block any local automatic closing of circuit breaker, and

(2) Close circuit breaker to restore service to generation gathering system, and

(3) Receive circuit breaker position indication, and

(4) Have the ability to place and remove a remote "Hot-Line-Order" on the circuit breaker to prevent local automatic closing of the circuit breaker following a protection system trip, and

(5) To receive back an indication that the "Hot-Line-Order" has in-fact been placed on, or removed from the circuit breaker.

(p) Other.

1. Power Quality: In order to minimize objectionable and adverse operating conditions on the electric service provided to other customers on Transmission Owner's system, Generator shall meet the following operating criteria:

   (1) Generator shall not cause excessive voltage excursions. Generator shall operate generation at a level of plus/minus 6.0% of the nominal voltage level at the Point of Interconnection.

   (2) Any voltage flicker resulting from the connection of the Generator's energy producing equipment to the transmission system must not exceed the limits defined by the Maximum Permissible Voltage Fluctuations "Border Line of Visibility" curve, Figure 10.3 identified in IEEE 519-1992.

   (3) The maximum harmonic limits for electrical equipment shall be in accordance with IEEE 519-1992. The objective of IEEE 519-1992 is to limit the maximum individual frequency voltage harmonic to 3% of the fundamental frequency and the voltage Total Harmonic Distortion (THD) to 5% on the transmission side of the Point of Interconnection.

2. Generator to provide accurate time based short circuit impedance modeling information to the other Parties for the purpose of providing Transmission Provider accurate short circuit model information.